Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST CHESTER COUNTY CORPORATION

AND

TOWER BANCORP, INC.

DATED AS OF

DECEMBER 27, 2009

i

3.31	Trust Accounts.	21
3.32	Listing of First Chester Common Stock.	21
3.33	Investment Securities and Commodities.	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TOWER		22
4.1	Corporate Organization.	22
4.2	Capitalization.	22
4.3	Authority; No Violation.	23
4.4	Consents.	23
4.5	Reports.	23
4.6	Agreements with Governmental Entities.	24
4.7	Legal Proceedings.	24
4.8	Tower Information Supplied.	24
4.9	Tax Matters.	24
4.10	Financial Statements, SEC Filings, Books and Records.	24
4.11	Absence of Certain Changes or Events.	25
4.12	Compliance with Applicable Laws.	25
4.13	Broker’s, Finder’s and Financial Adviser’s Fees.	25
4.14	Employee Benefit Plans.	26
4.15.	Tower Common Stock.	26
4.16.	Tower Information Supplied.	27
4.17.	PBCL Sections 2538 and 2553.	27
4.18	Listing of Tower Common Stock.	27

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		27
5.1	Covenants of First Chester.	27
5.2	Covenants of Tower.	30

ARTICLE VI ADDITIONAL AGREEMENTS		30
6.1	Regulatory Matters.	30
6.2	Access to Information.	32
6.3	No Solicitation; Unsolicited Proposals.	33
6.4	Shareholder Meetings.	34
6.5	Legal Conditions to Merger.	35
6.6	Employees.	35
6.7	Indemnification.	36
6.8	Additional Agreements.	37
6.9	Advice of Changes.	38
6.10	Current Information.	38
6.11	Execution of Loan Modification Agreement.	38
6.12	Execution of Loan Participation Agreement.	38
6.13	Merger Covenants.	38
6.14	Effect of Bank Merger; Operation of Division; Regional Advisory Board.	39

ARTICLE VII CONDITIONS PRECEDENT		39
7.1	Conditions to Each Party’s Obligation To Effect the Merger.	39
7.2	Conditions to Obligations of Tower.	40
7.3	Conditions to Obligations of First Chester.	41

ARTICLE VIII TERMINATION AND AMENDMENT		41
8.1	Termination.	41
8.2	Effect of Termination.	43
8.3	Amendment.	43
8.4	Extension; Waiver.	43

ARTICLE IX GENERAL PROVISIONS		43

9.1	Closing.	43
9.2	Nonsurvival of Representations, Warranties and Agreements.	43
9.3	Expenses; Breakup Fee.	43
9.4	Notices.	44
9.5	Interpretation.	45
9.6	Counterparts.	45
9.7	Entire Agreement.	45
9.8	Governing Law.	45
9.9	Enforcement of Agreement.	45
9.10	Severability.	45
9.11	Publicity.	46
9.12	Assignment; Limitation of Benefits.	46
9.13	Additional Definitions.	46

EXHIBITS

A	Form of Voting Agreement
B	Loan Modification Agreement
C	Loan Participation Agreement
D	Exchange Ratio Adjustment
E	Form of Employment Agreement with John A. Featherman, III

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 27, 2009 (this “Agreement”), is entered into by and between Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), and First Chester County Corporation, a Pennsylvania corporation (“First Chester”).

WHEREAS, the Boards of Directors of Tower and First Chester have determined that it is in the best interests of their respective companies to consummate the business combination transaction provided for herein in which Tower will acquire First Chester through the merger of First Chester with and into Tower (the “Merger”);

WHEREAS, upon consummation of the Merger, it is anticipated that Tower will maintain Graystone Tower Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of Tower (“Graystone Bank”), and First National Bank of Chester County, a national bank and a wholly owned subsidiary of First Chester (“FNB”), as separate and distinct wholly owned subsidiaries of Tower;

WHEREAS, as a condition to the willingness of Tower to enter into this Agreement, each of the directors and executive officers of First Chester and/or FNB has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Tower (the “First Chester Voting Agreements”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of First Chester owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the First Chester Voting Agreements; and

WHEREAS, immediately (but not later than one Business Day) following the execution and delivery of this Agreement, Graystone Bank, in its capacity as lender, and First Chester, in its capacity as borrower, shall enter into a modification of that certain loan agreement and related note between First Chester and Graystone Bank dated as of November 20, 2009 substantially in the form of Exhibit B hereto (the “Loan Modification Agreement”) pursuant to which Graystone Bank shall commit to increase its loan to First Chester from $4 million to up to a maximum of $26 million, the increased proceeds of which are to be used by First Chester to make a capital contribution to FNB solely for purposes of enabling FNB to satisfy its minimum regulatory capital requirements;

WHEREAS, immediately (but not later than two Business Days) following the execution and delivery of this Agreement, Graystone Bank and FNB shall enter into a loan participation agreement, substantially in the form of Exhibit C hereto (the “Loan Participation Agreement”) pursuant to which Graystone Bank shall purchase up to $100 million in first lien residential real estate and first lien commercial loan participations acceptable to Graystone Bank, in its discretion, solely for purposes of enabling FNB to satisfy its minimum regulatory capital requirements;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), at the Effective Time, First Chester will merge into Tower, with Tower being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of First Chester shall cease.

1.2	Effective Time.

The Merger shall become effective on the date and at the time the articles of merger (the “Articles of Merger”) are filed with the Pennsylvania Department of State or such later date and time as shall be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective pursuant to the Articles of Merger.

1.3	Effects of the Merger.

The Merger shall have the effects set forth in Section 1929 of the PBCL.

1.4	Conversion of First Chester Common Stock.

(a) At the Effective Time, each share of First Chester Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.453 (as it may be adjusted pursuant to Section 1.11, the “Exchange Ratio”) shares of Tower Common Stock (the “Merger Consideration”); and

(b) At the Effective Time, all shares of First Chester Common Stock that are owned by First Chester as treasury stock and all shares of First Chester Common Stock that are owned directly or indirectly by Tower or First Chester, including any shares of First Chester Common Stock held by Tower or First Chester or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by Tower, if any, in a fiduciary capacity, shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Tower Common Stock that are owned by First Chester shall become treasury stock of Tower.

1.5	Options and Restricted Stock.

(a) At the Effective Time, each option granted by First Chester to purchase shares of First Chester Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into a right to purchase shares of Tower Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the First Chester Stock Plans:

(i) The number of shares of Tower Common Stock subject to the option immediately after the Effective Time shall be equal to the number of shares of First Chester Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Tower Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) The exercise price per share of Tower Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of First Chester Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to First Chester in the First Chester Stock Plans shall be deemed to be references to Tower. Nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms thereof.

(b) Each outstanding restricted stock award which is unvested immediately prior to the Effective Time, shall vest and be free of any restrictions as of the Effective Time in accordance with the terms of the applicable First Chester Stock Plans and be exchanged for Merger Consideration as provided in Section 1.4 hereof.

1.6	Articles of Incorporation.

At the Effective Time, the articles of incorporation of Tower, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

1.7	Bylaws.

At the Effective Time, the bylaws of Tower, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8	Directors and Officers.

At the Effective Time, the directors of Tower immediately prior to the Effective Time shall continue to be the directors of Tower, provided that at the Effective Time the number of directors serving on the board of directors of Tower shall be increased by three (3) directors and three (3) of the current directors of First Chester selected by the board of directors of First Chester, with the approval of the Tower board of directors and subject to the conditions to board membership in the bylaws of Tower and other criteria contained in Tower’s Corporation Governance Guidelines and applicable law and regulation, shall be added to the board of directors of Tower and, absent a breach of such director’s fiduciary duty to Tower, or any other duty such director otherwise may have to Tower, each such director shall be nominated and recommended by the board of directors of Tower as is necessary to ensure that each such director shall have the opportunity to serve a minimum term of three years as a director Tower, regardless of classification. At the Effective Time, the officers of Tower immediately prior to the Effective Time shall continue to be the officers of Tower.

Additionally, at the Effective Time, the directors of FNB immediately prior to the Effective Time shall continue to be the directors of FNB, provided that at the Effective Time the number of directors serving on the board of directors of FNB shall be increased by one (1) director and one (1) of the current directors or executive officers of Tower, selected by the board of directors of Tower and subject to the conditions to board membership in the bylaws of FNB and applicable law and regulation, shall be added to the board of directors of FNB.

1.9	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

1.10	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time Tower shall be entitled to revise the structure of the Merger, including without limitation, by merging First Chester into a wholly-owned subsidiary of Tower or by merging FNB into Graystone Bank or another wholly-owned subsidiary of Tower, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax or other adverse tax consequences to First Chester shareholders as a result of the modification; (iii) the consideration to be paid to the holders of First Chester Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article VII or otherwise adversely affect First Chester or the holders of the First Chester Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.11	Adjustment to Exchange Ratio.

If the aggregate amount of First Chester Delinquent Loans as of the last business day of the month prior to the Closing Date is less than or equal to $35 million or greater than $55 million, the Exchange Ratio shall adjust in the manner set forth in Exhibit D (which Exchange Ratio as adjusted in accordance with Exhibit D shall become the “Exchange Ratio” for purposes of this Agreement).

ARTICLE II

EXCHANGE PROCEDURES

2.1	Exchange Procedures.

Each holder of record of shares of First Chester Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange First Chester Common Stock for Merger Consideration in accordance with the following procedures:

(a) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a certificates of the shares of First Chester Common Stock (the “First Chester Stock Certificates”) so surrendered is registered, it shall be a condition to such payment that such First Chester Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such First Chester Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Tower) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Tower Common Stock) otherwise payable pursuant to this Agreement to any holder of First Chester Common Stock such amounts as the Exchange Agent or Tower, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Tower, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First Chester Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Tower, as the case may be.

(b) After the Effective Time there shall be no further registration or transfers of shares of First Chester Common Stock. If, after the Effective Time, First Chester Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(c) At any time following the one-year anniversary of the Effective Time, Tower shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders of shares of First Chester Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Tower), and Holders shall be entitled to look only to Tower (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Tower Common Stock and any dividends or other distributions with respect to Tower Common Stock payable upon due surrender of their First Chester Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Tower nor the Exchange Agent shall be liable to any Holder of a First Chester Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(d) In the event any First Chester Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such First Chester Stock Certificate(s) to be lost, stolen or destroyed and, if required by Tower or the Exchange Agent, the posting by such Person of a bond in such sum as Tower may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such First Chester Stock Certificate(s), Tower shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of First Chester Common Stock represented by such lost, stolen or destroyed First Chester Stock Certificates.

(e) No dividends or other distributions with respect to Tower Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered First Chester Stock Certificate with respect to the shares of Tower Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of Tower Common Stock shall be paid by Tower to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such First Chester Stock Certificate in accordance with subsection (f) below. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such First Chester Stock Certificate there shall be paid to the Holder of a certificate for Tower Common Stock (a “Tower Stock Certificate”) representing whole shares of Tower Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Tower Common Stock and the amount of any cash payable in lieu of a fractional share of Tower Common Stock to which such Holder is entitled pursuant to subsection (f), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Tower Common Stock. Tower shall make available to the Exchange Agent cash for these purposes, if necessary.

(f) No Tower Stock Certificates representing fractional shares of Tower Common Stock shall be issued upon the surrender for exchange of First Chester Stock Certificates; no dividend or distribution by Tower shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Tower. In lieu of any such fractional shares, each Holder of a First Chester Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such First Chester Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of First Chester Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Tower Share Value.

(g) Tower, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the compliance by any First Chester Shareholder with the exchange procedures set forth herein, (B) the issuance and delivery of Tower Stock Certificates into which shares of First Chester Common Stock are converted in the Merger and (C) the method of payment of cash in lieu of fractional shares of Tower Common Stock where the holder of the applicable First Chester Stock Certificate has no right to receive whole shares of Tower Common Stock.

(h) Prior to the Effective Time, Tower will deposit with the Exchange Agent certificates representing shares of Tower Common Stock sufficient to pay in a timely manner, and Tower shall instruct the Exchange Agent to timely pay, the aggregate Merger Consideration. In addition, prior to the Effective Time, Tower shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the cash in lieu of fractional shares of Tower Common Stock, and Tower shall instruct the Exchange Agent to timely pay the cash in lieu of fractional shares of Tower Common Stock where the holder of the applicable First Chester Stock Certificate has no right to receive whole shares of Tower Common Stock.

(i) As soon as reasonably practicable after the Effective Time, Tower shall cause the Exchange Agent to mail to each holder of record of a First Chester Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of First Chester Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Tower Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the First Chester Stock Certificate(s) shall pass, only upon delivery of the First Chester Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Tower and (ii) instructions for use in surrendering the First Chester Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Tower Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(f) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(e).

(j) Upon surrender to the Exchange Agent of its First Chester Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of First Chester Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of First Chester Common Stock represented by its First Chester Stock Certificate. Until so surrendered, each such First Chester Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Tower Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(f) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(e).

2.2	Certain Adjustments.

If after the date hereof and on or prior to the Effective Time the outstanding shares of Tower Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Tower Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of First Chester Common Stock the same economic effect as contemplated by this Agreement prior to such Tower Adjustment Event. No adjustment in the Exchange Ratio shall be made if Tower issues additional shares of Tower Common Stock pursuant to the Tower Stock Plans or if Tower issues additional shares of Tower Common Stock and, in the judgment of Tower’s board of directors, receives fair value consideration for such shares.

2.3	No Dissenters’ Rights.

Neither First Chester shareholders nor Tower shareholders have dissenters rights with respect to the Merger under the PBCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST CHESTER

First Chester hereby makes the following representations and warranties to Tower as set forth in this Article III. The exceptions disclosed in writing in the disclosure schedules of First Chester delivered herewith are referred to herein as the “First Chester Disclosure Schedules.”

3.1	Corporate Organization.

(a) First Chester is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. First Chester has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. First Chester is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The articles of incorporation and bylaws of First Chester, copies of which are attached at Section 3.1(a) of the First Chester Disclosure Schedules, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) FNB is a national bank duly organized, validly existing and in good standing under the laws of the United States. Deposit accounts of FNB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by FNB. FNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of FNB, copies of which are attached at Section 3.1(b) of the First Chester Disclosure Schedules are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) Section 3.1(c) of the First Chester Disclosure Schedules sets forth a true, correct and complete list of all direct or indirect Subsidiaries of First Chester as of the date of this Agreement. Except as set forth at Section 3.1(c) of the First Chester Disclosure Schedules, First Chester owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the First Chester Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in Section 3.1(c) of the First Chester Disclosure Schedules, no First Chester Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.2	Capitalization.

The authorized capital stock of First Chester consists of 25,000,000 shares of First Chester Common Stock. As of the date hereof, there are (x) 6,345,436 shares of First Chester Common Stock issued and outstanding (including outstanding but unvested restricted stock), (y) 9,039 shares of First Chester Common Stock held in treasury and (z) 232,000 shares of First Chester Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of First Chester Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options under the First Chester Stock Plans, First Chester does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First Chester Common Stock or any other equity security of First Chester or any securities representing the right to purchase or otherwise receive any shares of First Chester Common Stock or any other equity security of First Chester. The names of the optionees and restricted stock award recipients, the grant date of each option and restricted stock award, the number of shares subject to each such option or award, vesting schedule for each such option or award, the type of option (incentive stock option or nonqualified option), the expiration date of each such option, and the price at which each such option may be exercised under the First Chester Stock Plans are set forth in Section 3.2 of the First Chester Disclosure Schedules. Since December 31, 2008, First Chester has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than shares of First Chester Common Stock issuable pursuant to the exercise of director or employee stock options granted under the First Chester Stock Plan.

3.3	Authority; No Violation.

(a) First Chester has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Chester. The Board of Directors of First Chester has directed that this Agreement and the transactions contemplated hereby be submitted to First Chester’s shareholders for approval at the First Chester Special Meeting and, except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of First Chester Common Stock, no other corporate proceedings on the part of First Chester (except for matters related to setting the date, time, place and record date for the First Chester Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by First Chester and (assuming due authorization, execution and delivery by Tower of this Agreement) will constitute valid and binding obligations of First Chester, enforceable against First Chester in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by First Chester nor the consummation by First Chester of the transactions contemplated hereby, nor compliance by First Chester with any of the terms or provisions hereof, will (i) violate any provision of the charter or bylaws of First Chester or any First Chester Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to First Chester or any of the First Chester Subsidiaries, or any of their respective properties or assets, or

(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the arising of a right of redemption against, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First Chester, any of the First Chester Subsidiaries, or any Affiliate thereof, under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Chester, any of the First Chester Subsidiaries, or any Affiliate of First Chester or any First Chester Subsidiary is a party, or by which First Chester’s or any of the First Chester Subsidiary’s properties or assets may be bound or affected.

3.4	Consents and Approvals.

(a) Except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (ii) the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-4 to register the shares of Tower Common Stock that may be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of First Chester’s and Tower’s shareholders at the Special Meetings (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the shareholders of First Chester and the shareholders of Tower, (iv) the filing of the Articles of Merger with the Pennsylvania Department of State, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or any third party are necessary in connection with (1) the execution and delivery by First Chester of this Agreement, and (2) the consummation by First Chester of the Merger and the other transactions contemplated hereby, other than such filings, authorizations, approvals or consents as are to be obtained by First Chester with respect to the First Chester Contracts as are set forth in Section 3.13(b) of the First Chester Disclosure Schedules.

(b) First Chester has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5	Reports.

Except as set forth in Section 3.5 of the First Chester Disclosure Schedules, since January 1, 2007, each of First Chester and the First Chester Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “First Chester Documents”), that any of them were required to file with any Governmental Entity or any other self-regulatory organization (collectively “Regulatory Agencies”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of First Chester or any of the First Chester Subsidiaries. First Chester has made available to Tower the First Chester Documents and to First Chester’s Knowledge the First Chester Documents have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

3.6	Financial Statements; SEC Filings; Books and Records.

First Chester has previously made available to Tower true, correct and complete copies of the consolidated statements of condition of First Chester and the First Chester Subsidiaries as of December 31 for the fiscal years 2007 and 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2006 through 2008, inclusive, as reported in First Chester’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to First Chester, and the interim financial statements of First Chester as of and for the nine months ended September 30,

2009 and 2008, as included in the First Chester quarterly report on Form 10-Q for the period ended September 30, 2009, as filed with the SEC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.2 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of First Chester and the First Chester Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.2 will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.2 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. First Chester’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and all reports filed pursuant to the Exchange Act since December 31, 2008 comply, and all reports filed pursuant to the Exchange Act from the date of this Agreement referred to in Section 6.2 will comply, in all material respects with the Exchange Act and the rules and regulations of the SEC with respect thereto, including, without limitation, the accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and First Chester has previously delivered or made available to Tower true, correct and complete copies of such reports. The books and records of First Chester and each of the First Chester Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7	Loan Portfolio.

(a) Except as set forth at Section 3.7(a) of the First Chester Disclosure Schedules, as of the date of this Agreement, none of First Chester nor any First Chester Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), with any director, officer or five percent or greater shareholder of First Chester or any First Chester Subsidiary or any Affiliated Person of any of the foregoing.

(b) Except as set forth in Section 3.7(b) of the First Chester Disclosure Schedules, all reserves or other allowances for loan losses reflected in First Chester’s financial statements referred to in Section 3.7 as of and for the year ended December 31, 2008 and the three and nine months ended September 30, 3009, complied with all Laws and are adequate under GAAP. Neither First Chester nor FNB has been notified by the Bank Regulators or First Chester’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of First Chester in establishing its reserves for the year ended December 31, 2008 and the quarter ended September 30, 2009, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the Bank Regulators or First Chester’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of First Chester.

(c) First Chester has previously furnished Tower with a complete list of all extensions of credit and other real estate owned (such real estate, “OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. First Chester agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1.

3.8	Broker’s, Finder’s and Adviser’s Fees.

Neither First Chester nor any First Chester Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any fees or commissions to any broker, finder or financial adviser in connection with any of the transactions contemplated by this Agreement, except that First Chester has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. A true, correct and complete copy of First Chester’s engagement letter with Sandler O’Neill & Partners, L.P has been provided to Tower.

3.9	Absence of Certain Changes or Events.

(a) Except as set forth at Section 3.9 of the First Chester Disclosure Schedules, or as disclosed in First Chester’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or quarterly report on Form 10-Q for the period ended September 30, 2009, or in any other filing made by First Chester with the SEC since December 31, 2008, complete and accurate copies of which have been provided by First Chester to Tower, since December 31, 2008, (i) neither First Chester nor any First Chester Subsidiary has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Chester.

(b) Since December 31, 2008, First Chester and the First Chester Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.

3.10	Legal Proceedings.

(a) Except as set forth at Section 3.10(a) of the First Chester Disclosure Schedules, neither First Chester nor any First Chester Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Chester, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Chester or any First Chester Subsidiary.

(b) Except as set forth at Section 3.10(b) of the First Chester Disclosure Schedules, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Chester or any First Chester Subsidiary.

3.11	Taxes and Tax Returns.

(a) Except as set forth at Section 3.11(a) of the First Chester Disclosure Schedules, (i) all Tax Returns required to be filed by or on behalf of First Chester or any other member of the First Chester Group have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; (ii) all Taxes required to be shown on such Tax Returns have been paid in full, or First Chester has made adequate provision for such Taxes in accordance with GAAP; (iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of First Chester or any of the First Chester Subsidiaries, and no claim has been made by any Taxing Authority in a jurisdiction where First Chester or any of the First Chester Subsidiaries does not file Tax Returns that First Chester or any such Subsidiary is subject to Tax in that jurisdiction; (iv) there are no liens for Taxes on any of the assets of First Chester or any of the First Chester Subsidiaries, other than liens for Taxes not yet due and payable; (v) First Chester and each of the First Chester Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Chester and each of the First Chester Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vi) First Chester has made available to Tower copies of Tax Returns filed with respect to the taxable periods of First Chester ended on or after December 31, 2002; and (vii) neither First Chester nor any of the First Chester Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(b) First Chester is the “common parent,” and all of the First Chester Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “First Chester Group”). Except as set forth on Section 3.11(b) of the First Chester Disclosure Schedules, neither First Chester nor any of the First Chester Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the First Chester Group and neither First Chester nor any of the First Chester Subsidiaries is liable for any Taxes of any Person (other than First Chester and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(c) Except as set forth on Section 3.11(c) of the First Chester Disclosure Schedules, neither First Chester nor any of the First Chester Subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (whether or not in connection with the transactions contemplated hereby) of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). Set forth on Section 3.11(c) of the First Chester Disclosure Schedules is, for each employee entitled to benefits as a result of a change in control of First Chester or any First Chester Subsidiary (other than severance costs pursuant to Section 6.6(d)) of the type that would be included in the calculation of an “excess parachute payment,” a good faith calculation of such employee’s change in control payments and benefits and whether an “excess parachute payment” will occur, including any gross-up provisions as a result of the applicability of Section 280G.

3.12	Employee Benefit Plans.

(a) Section 3.12(a) of the First Chester Disclosure Schedules sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by First Chester or any of the First Chester Subsidiaries or any other entity which together with First Chester would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which First Chester or any such Subsidiary has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.12(a) of the First Chester Disclosure Schedules:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of First Chester or any First Chester Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of First Chester or any First Chester Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by First Chester or any First Chester Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.5(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

(b) First Chester has heretofore delivered or made available to Tower true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

(c) Except as set forth at Section 3.12(c) of the First Chester Disclosure Schedules:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which First Chester or a First Chester Subsidiary is entitled to rely as to such matters and which is currently applicable, and (C) neither First Chester nor any First Chester Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) all contributions or other amounts payable by First Chester or any First Chester Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

(iv) Neither First Chester nor any First Chester Subsidiary has engaged in a transaction in connection with which First Chester or any First Chester Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject First Chester or any First Chester Subsidiary or any of the directors, officers or employees of First Chester or any First Chester Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the Knowledge of First Chester and any First Chester Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto;

(vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto; and

(vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

3.13	Certain Contracts.

(a) Except as set forth at Section 3.13(a) of the First Chester Disclosure Schedules, neither First Chester nor any First Chester Subsidiary is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Tower, First Chester, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by First Chester or any of the First Chester Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.13(a) of the First Chester Disclosure Schedules, there are no employment, consulting and deferred compensation agreements to which First Chester or any of its Subsidiaries is a party. Section 3.13(a) of the First Chester Disclosure Schedules sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of First Chester or any of the First Chester Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the First

Chester Disclosure Schedules, is referred to herein as a “First Chester Contract,” and neither First Chester nor any of the First Chester Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any First Chester Contract.

(b) (i) Each First Chester Contract is a valid and binding obligation of First Chester or the First Chester Subsidiary party thereto and in full force and effect, (ii) First Chester and the First Chester Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each First Chester Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of First Chester or any of the First Chester Subsidiaries under any such First Chester Contract, and (iv) except as set forth in Section 3.13(b) of the First Chester Disclosure Schedules, none of the First Chester Contracts require the consent or approval of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement and in order to provide Tower with the full benefit of the rights of First Chester or the First Chester Subsidiary that is a party thereto from and after the Merger.

3.14	Agreements with Regulatory Agencies.

Except as set forth in Section 3.14 of the First Chester Disclosure Schedules, neither First Chester nor any First Chester Subsidiary is subject to any cease-and-desist or other order issued by, nor is First Chester or any First Chester Subsidiary a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.14 of the First Chester Disclosure Schedules, a “Regulatory Agreement”) any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has First Chester nor any First Chester Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.15	Environmental Matters.

(a) Each of First Chester and the First Chester Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of First Chester, threatened in which First Chester or any First Chester Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance, with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by First Chester or any First Chester Subsidiary.

(c) During the period of First Chester’s or any First Chester Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials on any such property.

(d) To the Knowledge of First Chester, neither First Chester nor any First Chester Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

3.16	Properties and Assets.

Except for (a) items reflected in First Chester’s consolidated financial statements as of December 31, 2008 referred to in Section 3.6, (b) exceptions to title that do not interfere materially with First Chester’s or any First Chester Subsidiary’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), and (d) items listed in Section 3.16 of the First Chester Disclosure Schedules, First Chester and each First Chester Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. First Chester and each First Chester Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither First Chester nor any First Chester Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2008. All properties and assets used by First Chester and each First Chester Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. First Chester and each First Chester Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and all leases to which First Chester is a party are valid and binding obligations in accordance with the terms thereof. Neither First Chester nor any First Chester Subsidiary is in material default with respect to any such lease, and there has occurred no default by First Chester or any First Chester Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease.

3.17	Insurance.

As of the date hereof, neither First Chester nor any First Chester Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any insurance policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by First Chester and First Chester Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by First Chester and the First Chester Subsidiaries with all requirements of Law and agreements to which First Chester or any of the First Chester Subsidiaries is subject or is party, and is, to First Chester’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of First Chester and the First Chester Subsidiaries. True, correct and complete copies of all such policies and bonds, as in effect on the date hereof, have been made available to Tower.

3.18	Compliance with Applicable Laws.

(a) Each of First Chester and any First Chester Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither First Chester nor any First Chester Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

(b) Each of First Chester, the First Chester Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of First Chester and the First Chester Subsidiaries as presently conducted.

(c) Except as set forth in Section 3.18(c) of the First Chester Disclosure Schedules, FNB is “well capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory” as of April 4, 2008.

(d) Neither First Chester nor any First Chester Subsidiaries, nor any of their directors, officers or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the Knowledge of First Chester, threatened.

(e) Since January 1, 2008, neither First Chester nor any First Chester Subsidiary, nor to the Knowledge of First Chester any other Person acting on behalf of First Chester or any of the First Chester Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. First Chester and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

3.19	Loans.

(a) All loans owned by First Chester or any First Chester Subsidiary, or in which First Chester or any First Chester Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;

(b) Except as set forth in Section 3.19(b) of the First Chester Disclosure Schedules, all loans owned by First Chester or any First Chester Subsidiary, or in which First Chester or any First Chester Subsidiary has an interest, have been made or acquired by First Chester or the First Chester Subsidiary in accordance with board of director-approved loan policies and all of such loans are collectable, except to the extent reserves have been made against such loans in First Chester’s consolidated financial statements at September 30, 2009, referred to in Section 3.6. Each of First Chester and each First Chester Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by First Chester and each First Chester Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the First Chester Disclosure Schedules), and each of First Chester and any First Chester Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the First Chester Disclosure Schedules, all loans purchased or originated by First Chester or any First Chester Subsidiary and subsequently sold by First Chester or any First Chester Subsidiary have been sold without recourse to First Chester or any First Chester Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of each of September 30, 2009, and November 30, 2009, prepared by First Chester, which reports include all loans delinquent or otherwise in default, have been made available to Tower. True, correct and complete copies of the currently effective lending policies and practices of First Chester and each First Chester Subsidiary also have been made available to Tower;

(c) Except as set forth at Section 3.19(c) of the First Chester Disclosure Schedules, each outstanding loan participation sold by First Chester or any First Chester Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including First Chester or any First Chester Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to First Chester or any First Chester Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. First Chester and any First Chester Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements;

(d) First Chester and each First Chester Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it; and

(e) Section 3.19(e) of the First Chester Disclosure Schedules sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.

(f) Section 3.19(f) of the First Chester Disclosure Schedules sets forth a listing, as of September 30, 2009, by account, of : (a) all loans (including loan participations) of FNB or any other First Chester Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of FNB or any other First Chester Subsidiary which have been terminated by FNB or any other First Chester Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified FNB or any other First Chester Subsidiary during the past twelve months of, or has asserted against FNB or any other First Chester Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given FNB or any other First Chester Subsidiary any oral notification of, or orally asserted to or against FNB or any other First Chester Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 90 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by FNB or any First Chester Subsidiary as OREO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure

(g) Mortgage Business. The representations and warranties in this Section 3.19(g) relate specifically to the Mortgage Business of First Chester and the First Chester Subsidiaries and are in addition to and not in limitation of any other representations in this Article III.

(i) General.

(1) Recourse. None of the Mortgage Loans or Servicing Agreements provides for Recourse to First Chester or any First Chester Subsidiary.

(2) Advances. The Advances are valid and subsisting amounts owing to First Chester or a First Chester Subsidiary, were made in accordance with Applicable Requirements and are carried on the books of First Chester at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of First Chester or any First Chester Subsidiary. No Investor has claimed any defense, offset or counterclaim for repayment of any Advance that is pending.

(ii) Mortgage Loans. Except as set forth on Section 3.19(g)(ii) of the First Chester Disclosure Schedules:

(1) Investor/Insurer Requirements. Each Mortgage Loan was originated and conforms in all respects to the Applicable Requirements, and each Loan Held for Sale and each Pipeline Loan shall be eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor or Insurer program under which First Chester or any First Chester Subsidiary originated the Loan Held for Sale and/or Pipeline Loan. Each Loan Held for Sale allocated to a particular Investor in accordance with standard secondary marketing practices of First Chester and the First Chester Subsidiaries is eligible in all respects for sale under an Investment Commitment. Each Loan Held for Sale not allocated to a particular Investor in accordance with standard secondary marketing practices of First Chester and the First Chester Subsidiaries would be otherwise eligible for sale in all respects under an Investment Commitment upon allocation to an Investor. To First Chester’s Knowledge, there exists no fact or circumstance that would entitle the applicable Insurer or Investor to (A) demand from First Chester or any First Chester Subsidiary or any Affiliate of First Chester or any First Chester Affiliate, either repurchase of any Serviced Loan or Previously Disposed of Loan or indemnification for losses or refuse to purchase a Loan Held for Sale, (B) impose on First Chester, any First Chester Subsidiary or any Affiliate of First Chester or any First Chester Subsidiary, sanctions, penalties or special requirements in respect of any Mortgage Loan or (C) rescind any insurance policy or reduce insurance benefits in respect of any Mortgage Loan which would result in a breach of any obligation of First Chester, any First Chester Subsidiary or any Affiliate of First Chester or

any First Chester Subsidiary under any agreement. Each Pipeline Loan complies in all material respects with Applicable Requirements for the stage of processing that it has achieved based on the Investor or Insurer program, if applicable, under which First Chester, any First Chester Subsidiary or any Affiliate of First Chester or any First Chester Subsidiary originated the Pipeline Loan.

(2) Documentation/Enforceability. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights. No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by First Chester or a First Chester Subsidiary, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(3) Compliance with Law. First Chester and each First Chester Subsidiary, as the case may be, has complied, and each Mortgage Loan complied and comply, in all respects, with respect to origination, sale and servicing of the Mortgage Loans, with the Applicable Requirements, including any and all applicable federal, state, or local law, statute, and ordinance, and any applicable rule, regulation, or order issued thereunder, required to have been complied with as of the Effective Date, including, without limitation, the fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting, high cost and anti-predatory lending and every other prohibition against unlawful discrimination in residential mortgage lending or governing consumer credit, and also including, without limitation, the Fair Housing Act, Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Act and Regulation Z, the Flood Disaster Protection Act of 1973, Fair Debt Collection Practices Act, Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974, and Regulation X, all as amended, and any applicable state consumer credit statute, rule, regulation or law (each, a “First Chester Regulation”). Each originator of a Mortgage Loan was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the properties associated with the Mortgage Loans are located, as well as the states in which the associated mortgage notes or mortgages will be executed.

(4) Good Title. First Chester or FNB is the sole owner and holder of all right, title and interest in and to each Loan Held for Sale, Portfolio Loan and each Pipeline Loan. On the Effective Date, the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans will be valid and enforceable in accordance with their terms and will effectively vest in Graystone Bank good and marketable title to the Loans Held for Sale, the Portfolio Loans and the Pipeline Loans free and clear of any and all Liens. Neither First Chester, FNB or any other First Chester Subsidiary or other Affiliate of First Chester or any First Chester Subsidiary has previously assigned, transferred or encumbered any of the Loans Held for Sale, the Portfolio Loans or the Pipeline Loans.

(5) Origination and Servicing Practices. The origination and servicing practices used by First Chester, each First Chester Subsidiary or any other Affiliate of First Chester or a First Chester Affiliate or any Originator with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage lending business and in accordance with Applicable Requirements. Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of mortgage loans, none of First Chester, the First Chester Subsidiaries or other Affiliate of First Chester or a First Chester Subsidiary is now or has been subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or an obligation to indemnify, an Agency, an Insurer or an Investor, relating to the origination, sale or servicing of mortgage loans.

(6) Loan-to-Value Ratio; Appraisals. First Chester relies on third-party appraisers to provide opinions and value upon which First Chester determines the loan-to-value ratio of Loans Held for Sale and Committed Pipeline Loans. To First Chester’s Knowledge, at the time of origination, the loan-to-value ratio of each Loan Held for Sale and each committed Pipeline Loan did not exceed the maximum amount permitted by the applicable Investor or Insurer for such Loan Held for Sale or Pipeline Loan. The appraisal prepared in connection with property associated with each Loan Held for Sale and each Pipeline Loan was prepared by a qualified appraiser with, to the Knowledge of First Chester, no direct or indirect interest in the property, and both the appraisal and appraiser satisfied all Applicable Requirements.

(7) Fraud. To First Chester’s Knowledge, there has been no fraudulent action on the part of any Originator or parties acting on behalf of the Originator in connection with the Origination of any Mortgage Loan or Pipeline Loan or the application of insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property for which First Chester, any First Chester Subsidiary or any other Affiliate of First Chester or a First Chester Affiliate is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(8) High Cost Loans. No Mortgage Loan is a “High Cost Loan” or “Covered Loan”, as applicable, under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending law, statute, regulation or ordinance, including, without limitation, as such terms are defined in the then current Standard & Poor’s LEVELS® a Glossary of Terms which is now Version 5.7 Revised, Appendix E.

(iii) Mortgage Banking Qualification. FNB and each other First Chester Subsidiary (a) to the extent required for the conduct of the Mortgage Business, is approved (i) by HUD as an approved non-supervised mortgagee for FHA Loans, (ii) by VA as an approved lender for VA Loans, and (iii) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages; (b) has all other material certifications, authorization, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Mortgage Business (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency); and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender. Neither First Chester nor FNB nor any other First Chester Subsidiary has received any notice or information from any Governmental Authorities that it intends to terminate or restrict First Chester’s, FNB’s or any other First Chester Subsidiary, or First Chester, FNB or any other First Chester Subsidiary employee’s status as an approved participant in its Mortgage Business for which First Chester, FNB or any First Chester Subsidiary is registered, approved or authorized.

(iv) Repurchase/Indemnification. Section 3.19(g)(iv) of the First Chester Disclosure Schedules contains a true and correct list of each written audit, investigation report or complaint in respect of First Chester, FNB or any other First Chester Subsidiary by any Agency, Investor or Insurer received by First Chester, FNB or such other First Chester Subsidiary since December 31, 2007, which asserted a material failure to comply with Applicable Requirements affecting the Mortgage Business or resulted in (a) a Repurchase by First Chester, FNB or any other First Chester Subsidiary of mortgage loans and/or Real Estate Owned’s acquired as a result of a default under a mortgage loan from such Agency, Investor or Insurer, (b) indemnification by First Chester, FNB or any other First Chester Subsidiary in connection with mortgage loans, or (c) rescission of an insurance or guaranty contract or agreement applicable to mortgage loans. For purposes of this Section 3.19(g)(iv), the term “Repurchase” means any Loan bought back from the Investor by First Chester, FNB, any other First Chester Subsidiary or any other Affiliate of First Chester due to an early payment default and/or an asserted material failure to comply with representations, warranties or covenants made by First Chester, FNB or any other First Chester Subsidiary or Affiliates to the Investor under a seller/servicer agreement with the Investor. For purposes of this Section 3.19(g)(iv), Indemnification means payment of a claim for payment of costs, claims and expenses required under a written agreement between First Chester, FNB or any other First Chester Subsidiary or Affiliate and an Investor for the sale of Mortgage Loans that provides for indemnification by First Chester, FNB or any other First Chester Subsidiary or Affiliate of the Investor for costs, claims and expenses arising out of a material failure by First Chester, FNB or any other First Chester Subsidiary or Affiliate to comply with the representations, warranties and covenants in such written agreement with the Investor.

(v) Servicing. Each Servicing Agreement is valid and binding on First Chester or FNB, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights, and is in full force and effect without notice by the applicable Investor of termination thereof. First Chester or FNB and, to First Chester’s Knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Servicing Agreement. No event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation, or default on the part of First Chester or FNB, or, to First Chester’s Knowledge, any other party thereto under any such Servicing Agreement. There are no material disputes pending or, to First Chester’s Knowledge, threatened with respect to any Servicing Agreement. The Servicing of the Mortgage Loans complies in all respects with all Applicable Requirements.

All Custodial Accounts required to be maintained by First Chester, FNB or any other First Chester Subsidiary have been established and continuously maintained in accordance with Applicable Requirements. All Mortgage Loan Documents required to be obtained and maintained by First Chester, FNB or any other First Chester Subsidiary or Affiliate have been obtained and continuously maintained in accordance with Applicable Requirements.

(vi) Joint Ventures.

(A) Section 3.19(g)(vi)(A) of the First Chester Disclosure Schedules contains a true and correct list of each joint venture in which First Chester, FNB or any other First Chester Subsidiary or Affiliate of First Chester currently holds, or has held an interest, together with a brief description of the joint venture’s activities, the place of organization, the type and amount of interest held by First Chester, FNB or any other First Chester Subsidiary or Affiliate of First Chester, the respective capital account balances as of September 30, 2009 for each owner thereof, and whether the joint venture is in good standing and actively operating or whether it has been dissolved (collectively, the “Joint Ventures”).

(B) Compliance with Law; Litigation. Except as set forth on Section 3.19(g)(vi)(B) of the First Chester Disclosure Schedules, the activities and operations of each of the Joint Ventures have been conducted in compliance with all applicable federal, state and local laws and regulations. Except as set forth on Section 3.19(g)(vi)(B) of the First Chester Disclosure Schedules, none of the Joint Ventures is party to any litigation, and, to First Chester’s Knowledge, no litigation involving any of the Joint Ventures has been threatened. No dispute, disagreement or controversy exists among any of the interest holders in any of the Joint Ventures regarding operations, profit/loss distributions and/or capital accounts. First Chester has delivered true and correct copies of the organizational documents of each of the Joint Ventures and all material agreements relating thereto to Tower, and no default exists with respect to such documents and agreements or would exist but for the passage of time.

3.20	Affiliates.

Each director, executive officer and other Person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of First Chester is listed at Section 3.20 of the First Chester Disclosure Schedules.

3.21	Fairness Opinion.

First Chester has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that, in its opinion, the consideration to be paid to the shareholders of First Chester hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and Sandler O’Neill & Partners, L.P. has consented to the inclusion of the Fairness Opinion in the Proxy Materials.

3.22	First Chester Information Supplied.

The information relating to First Chester and its Subsidiaries to be provided by First Chester for inclusion in the Proxy Materials does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to Tower or any of its Subsidiaries, as to which First Chester makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.23	Labor and Employment Matters.

Except as set forth in Section 3.23 of the First Chester Disclosure Schedules, (a) there are no labor or collective bargaining agreements to which First Chester or any First Chester Subsidiary is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of First Chester or any First Chester Subsidiary, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of First Chester or any First Chester Subsidiary, and neither First Chester nor any First Chester Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of First Chester or any First Chester Subsidiary, and (e) no claim has been asserted with respect to First Chester or any First Chester Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.24	Intellectual Property.

Section 3.24 of the First Chester Disclosure Schedules lists all (i) material trademarks and tradenames owned by First Chester and any First Chester Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by First Chester any First Chester Subsidiary that is material to the operation of the business of First Chester or any First Chester Subsidiary, (iii) patents and patent applications owned or filed by or on behalf of First Chester or any First Chester Subsidiary, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.24 of the First Chester Disclosure Schedules, to First Chester’s Knowledge, no claims are currently being asserted by any Person challenging or questioning First Chester’s or any First Chester Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.

3.25	Internal Controls.

None of First Chester’s or the First Chester Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Except as set forth in Section 3.25 of the First Chester Disclosure Schedules, First Chester and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.26	Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of First Chester has taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of Chapter 25 of the PBCL. The affirmative vote of a majority of the issued and outstanding shares of First Chester Common Stock is required to approve this Agreement and the Merger under First Chester’s Articles of Incorporation and Bylaws and the PBCL.

3.27	Brokered Deposits.

As of the date of this Agreement, neither First Chester nor any First Chester Subsidiary has accepted, renewed or rolled over any “brokered deposits” as defined in 12 CFR Section 337.6(a)(2) in violation of any rules or regulations applicable to the acceptance, renewal or rolling over of such brokered deposits, including, without limitation, 12 CFR Section 337.6.

3.28	Registration Obligations.

Neither First Chester nor any First Chester Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

3.29	Related Party Transactions.

Except as described in First Chester’s proxy statement distributed in connection with the annual meeting of shareholders held in May 2009 (which has previously been provided to Tower), or as set forth in Section 3.29 of the First Chester Disclosure Schedules, neither First Chester nor any First Chester Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Chester or any First Chester Subsidiary or other Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of First Chester or any First Chester Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of First Chester, neither First Chester nor any First Chester Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Chester is inappropriate.

3.30	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Chester’s own account, or for the account of one or more of First Chester’s Subsidiaries or their customers (all of which are set forth in Section 3.30 of the First Chester Disclosure Schedules), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of First Chester, with counterparties believed to be financially responsible at the time; and to First Chester’s Knowledge each of them constitutes the valid and legally binding obligation of First Chester or a First Chester Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Chester nor any First Chester Subsidiary, nor to the Knowledge of First Chester any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

3.31	Trust Accounts.

First Chester and each First Chester Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither First Chester nor any First Chester Subsidiary, and to the Knowledge of First Chester, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.32	Listing of First Chester Common Stock

The issued and outstanding shares of First Chester Common Stock are listed on the Nasdaq Capital Market.

3.33	Investment Securities and Commodities.

First Chester and the First Chester Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Chester or a First Chester Subsidiary. Such securities and commodities are valued on the books of First Chester in accordance with GAAP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TOWER

Tower hereby makes the following representations and warranties to First Chester as set forth in this Article IV, each of which is being relied upon by First Chester as a material inducement to enter into and perform this Agreement. The exceptions disclosed in writing in the disclosure schedules of Tower delivered herewith are referred to herein as the “Tower Disclosure Schedules.”

4.1	Corporate Organization.

(a) Tower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Tower has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Tower is duly registered as a bank holding company with the FRB. The articles of incorporation and bylaws of Tower, copies of which have previously been made available to First Chester, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Graystone Bank is a Pennsylvania state-chartered bank. Graystone Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation and bylaws of Graystone Bank, copies of which have previously been made available to First Chester, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2	Capitalization.

(a) The authorized capital stock of Tower consists of 50 million shares of Tower Common Stock, of which 7,121,217 shares were issued and outstanding (net of 103,358 shares held in the treasury) at November 30, 2009 and 500,000 shares of preferred stock, without par value (“Tower Preferred Stock”), none of which were outstanding at November 30, 2009. At such date, there were options outstanding to purchase 212,903 shares of Tower Common Stock. All of the issued and outstanding shares of Tower Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Merger Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above and except under the Tower Stock Plans, Tower does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Tower Common Stock or Tower Preferred Stock or any other equity security of Tower or any securities representing the right to purchase or otherwise receive shares of Tower Common Stock or Tower Preferred Stock.

(b) All of the outstanding shares of Graystone Bank Common Stock are owned by Tower free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

4.3	Authority; No Violation.

(a) Tower has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Tower. The Board of Directors of Tower has directed that this Agreement and the transactions contemplated hereby be submitted to Tower’s shareholders for approval at the Tower Special Meeting and, except for the adoption of this Agreement by the requisite vote of the outstanding shares of Tower Common Stock, no other corporate proceedings on the part of Tower (except for matters related to setting the date, time, place and record date for the Tower Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Tower and (assuming due authorization, execution and delivery by First Chester) and constitutes the valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Tower nor the consummation by Tower of the transactions contemplated hereby, nor compliance by Tower with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Tower, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Tower or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Tower or Graystone Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Tower or Graystone Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4	Consents.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the Bank Regulators and approval of such applications and notices, (ii) the filing of the Proxy Materials with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of First Chester and Tower, (iv) the filing of the Articles of Merger with the Pennsylvania Department of State pursuant to the PBCL, (v) the registration under the Securities Act of the shares of Tower Common Stock to be issued in the Merger and the approval of the listing of the shares of Tower Common Stock to be issued in the Merger on the Nasdaq Global Market, and (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any Governmental Entity or, to Tower’s Knowledge, any third party are necessary to be obtained by Tower in connection with (1) the execution and delivery by Tower of this Agreement, and (2) the consummation by Tower of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Tower and the consents on Section 3.13(b) of the First Chester Disclosure Schedules.

(b) Tower has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis, except as described in Section 4.4(b) of the Tower Disclosure Schedules.

4.5	Reports.

Since January 1, 2007, Tower and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the

“Tower Documents”), that they were required to file with any Regulatory Agency, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of Tower or any of its Subsidiaries. Tower has made available to First Chester the Tower Documents and to Tower’s Knowledge the Tower Documents have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6	Agreements with Governmental Entities.

Except for the Order of the FDIC dated November 3, 2005 approving Graystone Bank’s application for Federal Deposit Insurance, neither Tower nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Tower or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.7	Legal Proceedings.

(a) Neither Tower nor any of its Subsidiaries is a party to any, and there are no pending or, to Tower’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Tower or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Tower, any of its Subsidiaries or the assets of Tower or any of its Subsidiaries or the assets of Tower or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

4.8	Tower Information Supplied.

The information relating to Tower and its Subsidiaries to be provided by Tower for inclusion in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.9	Tax Matters.

Except as provided in this Agreement, neither Tower nor any of its Subsidiaries or Affiliated Persons has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10	Financial Statements, SEC Filings, Books and Records.

Tower has previously delivered to First Chester true, correct and complete copies of the consolidated statements of condition of Tower and its Subsidiaries as of December 31 for the fiscal years 2007 and 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2006 through 2008, inclusive, as included in Tower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Smith Elliott Kearns & Company, LLC, an independent registered public accountants with respect to Tower, the consolidated financial statements of Graystone Financial Corp. as of December 31, 2007 and 2008, accompanied by the audit report of Beard Miller Company LLP, an independent registered public accounting firm with respect to Tower and Graystone Financial Corp. filed with the SEC on June 1, 2009 in connection with a Form 8-K/A of Tower, and the interim financial statements of Tower as of and for the nine months ended September 30, 2009 and 2008, as included in the Tower quarterly report on Form 10-Q for the period ended September 30, 2009 as filed with the SEC. The financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial condition of Tower and its Subsidiaries or Graystone

Financial Corp and its subsidiaries, as applicable, for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Tower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and all reports filed with the SEC since September 30, 2009 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and Tower has previously delivered or made available to First Chester true, correct and complete copies of such reports. The books and records of Tower have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.11	Absence of Certain Changes or Events.

(a) Except as set forth in Tower’s quarterly report on Form 10-Q for the period ended September 30, 2009 or in any other filing made by Tower with the SEC since September 30, 2009, since September 30, 2009, (i) neither Tower nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Tower.

(b) Since September 30, 2009, Tower and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

4.12	Compliance with Applicable Laws.

(a) Each of Tower and any Tower Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Tower nor any Tower Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

(b) Each of Tower, its Subsidiaries and employees hold all Permits that are required for the operation of the respective businesses of Tower and its Subsidiaries as presently conducted.

(c) Graystone Bank is “well capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory” as of February 5, 2008.

(d) Neither Tower nor any of its Subsidiaries, nor any of their directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the Knowledge of Tower, threatened.

(e) Since January 1, 2008, neither Tower nor any of its Subsidiaries, nor to the Knowledge of Tower any other Person acting on behalf of Tower or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. Tower and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

4.13	Broker’s, Finder’s and Financial Adviser’s Fees.

Neither Tower nor any Tower Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s, finder’s or financial adviser’s fees or commissions in connection with any of the transactions contemplated by this Agreement, except that Tower has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

4.14	Employee Benefit Plans.

(a) Section 4.13(a) of the Tower Disclosure Schedules includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit, and fringe benefit plans and all other benefit practices, policies and arrangements maintained by Tower or any Tower Subsidiary and in which employees in general may participate (the “Tower Compensation and Benefit Plans”).

(b) To the Knowledge of Tower, each Tower Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Tower Compensation and Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Tower is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Tower, threatened action, suit or claim relating to any of the Tower Compensation and Benefit Plans (other than routine claims for benefits). Neither Tower nor any Tower Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Tower Compensation and Benefit Plan that would reasonably be expected to subject Tower or any Tower Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Tower or any Tower Subsidiary with respect to any Tower Compensation and Benefit Plan which is subject to Title IV of ERISA (“Tower Pension Plan”) currently or formerly maintained by Tower or any entity which is considered one employer with Tower under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Tower ERISA Affiliate”). No Tower Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 431 of the Code), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each Tower Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Tower Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Tower Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Tower Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Tower Defined Benefit Plan within the 12-month period ending on the date hereof. Neither Tower nor any of its Subsidiaries has provided, or is required to provide, security to any Tower Defined Benefit Plan or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither Tower nor any Tower Subsidiary nor any Tower ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.

(d) All material contributions required to be made under the terms of any Tower Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Tower’s consolidated financial statements to the extent required by GAAP. Tower and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Tower Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.15.	Tower Common Stock

The shares of Tower Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

4.16.	Tower Information Supplied

The information relating to Tower and any Tower Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Tower with respect to statements made or incorporated by reference therein based on information supplied by First Chester specifically for inclusion or incorporation by reference in the Registration Statement.

4.17.	PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, Tower is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of First Chester.

4.18	Listing of Tower Common Stock

The issued and outstanding shares of Tower Common Stock are listed on the Nasdaq Global Market.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Covenants of First Chester.

During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Tower, First Chester and each First Chester Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. First Chester will use its reasonable best efforts to (x) preserve its business organization and that of each First Chester Subsidiary intact, (y) keep available to itself and Tower the present services of the employees of First Chester and each First Chester Subsidiary and (z) preserve for itself and Tower the goodwill of the customers of First Chester and each First Chester Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the First Chester Disclosure Schedules or as otherwise expressly provided in this Agreement or consented to by Tower in writing, First Chester shall not, and shall not permit any First Chester Subsidiary to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for (i) the payment of regular quarterly cash dividends by First Chester not to exceed $0.02 per share on the First Chester Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by First Chester during its fiscal year ended December 31, 2009 and (ii) the payment of dividends and other distributions under the capital securities issued by First Chester Statutory Trusts I, II, III and IV (the “Trusts”), the debenture issued by First Chester to the Trusts, and the guarantee issued by First Chester to the holder of the capital securities of the Trusts); provided, however, that under no circumstances shall First Chester declare, set aside or pay any dividends if it would result in the holders of First Chester Common Stock receiving more than one cash dividend payment per quarter in fiscal 2010;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the First Chester Stock Plan in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of First Chester or any First Chester Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of First Chester or any First Chester Subsidiary;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of First Chester Common Stock pursuant to stock options to acquire First Chester Common Stock granted pursuant to the First Chester Stock Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(d) amend its articles of incorporation or bylaws, except as may be required by law;

(e) make capital expenditures aggregating in excess of $150,000.00;

(f) enter into any new line of business;

(g) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except as set forth on Section 5.1(g) of the First Chester Disclosure Schedules, and other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(i) change its methods of accounting in effect at December 31, 2008, except as required by changes in GAAP or regulatory accounting principles;

(j) (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between First Chester and any First Chester Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.13, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) except as set forth in Section 5.1(j)(iii) of the First Chester Disclosure Schedules, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.13 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.13 of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 3.0% of the aggregate compensation paid to non-executive, non-commissioned employees, (v) hire any new employee at an annual compensation in excess of $100,000, except for the specific positions to be filled as listed in Section 5.1(j)(v) of the First Chester Disclosure Schedules; or (vi) promote to a rank of senior vice president or more senior any employee; provided further, that any bonus or incentive plan adopted, continued or implemented for services performed on or after January 1, 2010 shall be in such form and with such terms as mutually agreed to by Tower and First Chester or a First Chester Subsidiary (provided that all such plans in place for 2009 shall operate in accordance with their current terms for the performance period ending December 31, 2009);

(k) except for short-term borrowings with a maturity of one year or less or borrowings under First Chester’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business and rollovers of existing Federal Home Loan Bank advances for a term not to exceed five years;

(l) except as set forth on Schedule 5.1(l) of the First Chester Disclosure Schedules, sell, purchase, enter into a lease exceeding a term of 18 months, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

(m) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(n) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of First Chester or any First Chester Subsidiary;

(o) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of First Chester based on its existing deposit and lending policies;

(p) (i) purchase any loans, (ii) sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation, or (iii) sell or dispose of any loans outside the normal course of mortgage banking activities or non-residential OREO without the prior written consent of Tower;

(q) except for residential mortgage loans made by the AHB division, commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 5.1(q) of the First Chester Disclosure Schedules, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) in an amount in excess of $750,000 for a commercial real estate loan or $500,000 for a commercial business loan, or any residential loan, except construction to permanent secondary market loans, whose interest rate, terms, appraisals and underwriting do not make the loan immediately available for sale in the secondary market; in addition, the prior approval of Tower is required with respect to the following: (i) any new loan or credit facility commitment in the amount of $150,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with First Chester and the First Chester Subsidiaries, in the aggregate, exceeds $2 million prior thereto or as a result thereof; (ii) any unsecured consumer loans; (iii) any new loan or credit facility commitment in excess of $100,000 to any Person residing, or any property located, outside of the Commonwealth of Pennsylvania; (iv) any overdraft exceeding credit facility limits to commercial clients in excess of $20,000; (v) any new commercial or residential site development construction loans; (vi) any advances on existing construction loans other than pursuant to the terms thereof, including any inspections required thereby to be conducted prior to disbursement of any such advances; and (vii) any new credit or loan to an existing relationship that is rated “special mention,” “substandard,” or some more adverse classification;

(r) permit the aggregate amount of residential mortgage loans held for sale, as reflected on the financial statements of First Chester or any First Chester Subsidiary, to exceed $250 million at any given time;

(s) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

(t) sell or purchase any mortgage loan servicing rights, except in the normal course of non-recourse mortgage loan sales by First Chester’s American Home Bank division in the ordinary course of business;

(u) undertake or enter any lease, contract or other commitment for its account, involving a loan or payment of more than $50,000, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof, other than in the ordinary course of business;

(v) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to First Chester or any First Chester Subsidiary taken as a whole;

(w) take any actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code; or

(x) agree or commit to do any of the actions set forth in the preceding clauses (a) through (w).

The consent of Tower to any action by First Chester or any First Chester Subsidiary that is not permitted by any of the preceding clauses (a) through (w) shall be evidenced by a writing signed by the President or any Executive Vice President of Tower.

5.2	Covenants of Tower

During the period from the date of this agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of First Chester, it will not, and will cause each of its Subsidiaries not to:

(a) Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or that would reasonably be expected to materially delay consummation of the transactions contemplated hereby, except as required by applicable law.

(b) Declare any stock dividend or distribution on Tower Common Stock with a record date prior to the Effective Time of the Merger (except for the payment of regular quarterly cash dividends by Tower not to exceed $0.28 per share on the Tower Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by Tower during its fiscal year ended December 31, 2009), or subdivide, split up, reclassify or combine Tower Common Stock, or make a distribution other than a cash dividend on Tower Common Stock in any security convertible into Tower Common Stock, in each case with a record date prior to the Effective Time of the Merger.

(c) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Tower and its Subsidiaries taken as a whole.

(d) Amend its articles of incorporation or bylaws, except as may be required by law.

(e) Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, Tower and First Chester shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the First Chester shareholders and the Tower shareholders at their respective Special Meetings and Tower shall prepare and file with the SEC the Registration Statement. The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Tower’s prospectus. Each of Tower and First Chester shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Tower and First Chester shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Tower will use reasonable best efforts to allow First Chester to cause the Proxy Materials to be mailed to First Chester shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Tower Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Tower or First Chester, or any of their respective affiliates, officers or directors, should be discovered by Tower or First Chester, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of First Chester.

(b) The information regarding First Chester and the First Chester Subsidiaries to be supplied by First Chester for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The information regarding Tower and its Subsidiaries to be supplied by Tower for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Tower also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of First Chester and Tower shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

(e) Prior to the Effective Time, Tower shall take such action as is necessary in order to list on the Nasdaq Global Market the additional shares of Tower Common Stock to be issued by Tower in exchange for the shares of First Chester Common Stock.

(f) Tower and First Chester will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). Tower and First Chester shall cooperate with each other to effect the foregoing. First Chester and Tower shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to First Chester or Tower, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(g) Tower and First Chester shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(h) First Chester shall suspend or terminate its dividend reinvestment plan as soon as practicable after execution of this Agreement and in no event shall it issue any shares of First Chester Common Stock or sell any shares of First Chester Common Stock held in treasury under or pursuant to its dividend reinvestment plan.

6.2	Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, First Chester shall afford to the officers, employees, accountants, counsel and other representatives of Tower, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, First Chester shall make available to Tower (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Tower may reasonably request. Tower shall receive notice of all meetings of the First Chester Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all First Chester representatives to such meetings are provided notice). A representative of Tower shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Proposal or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of First Chester which Tower desires. Tower will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b) First Chester and Tower shall meet on a regular basis to discuss and plan for the conversion of First Chester’s data processing and related electronic informational systems to those used by Tower, which planning shall include, but not be limited to, discussion of the possible termination by First Chester of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by First Chester in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First Chester shall not be obligated to take any such action prior to the Effective Time and, unless First Chester otherwise agrees, no conversion shall take place prior to the Effective Time.

(c) First Chester shall provide Tower, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” and (ii) all First Chester Delinquent Loans. On a monthly basis, First Chester shall provide Tower with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) First Chester will advise Tower promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Chester or any of the First Chester Subsidiaries.

(e) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by First Chester with the covenants set forth in Section 5.1.

(f) First Chester shall provide Tower with true, correct and complete copies of all financial and other information provided to directors of First Chester in connection with meetings of their Boards of Directors or committees thereof.

6.3	No Solicitation; Unsolicited Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, First Chester shall not, shall cause each of First Chester’s Subsidiaries and First Chester’s and such First Chester Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Competing Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to First Chester or any First Chester Subsidiary or afford access to the properties, assets, books or records or employees of First Chester or any First Chester Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Tower and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Tower’s Representatives in their capacity as such), a “Third Party”) relating to an Competing Proposal, (iii) facilitate any effort or attempt to make or implement an Competing Proposal, (iv) accept, approve, endorse or recommend an Competing Proposal, or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Competing Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring First Chester to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement. First Chester shall, and shall cause the First Chester Subsidiaries and First Chester’s and such First Chester Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by First Chester, the First Chester Subsidiaries or their respective Representatives with respect to an Competing Proposal or Acquisition Transaction.

(b) Notwithstanding the restrictions set forth in Section 6.3(a), if, at any time prior to the Effective Time, (i) First Chester receives an unsolicited bona fide written Competing Proposal from a Third Party and (ii) the Company Board of Directors (A) determines in good faith (after consultation with First Chester’s financial advisor and outside legal counsel) that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal and (B) determines in good faith, after consultation with First Chester’s financial advisor and outside legal counsel, that the failure to take any such action could reasonably be expected to result in a breach of its fiduciary duties to First Chester’s shareholders under applicable law, First Chester may, subject to its giving Tower prior written notice (which notice shall contain a description of the material terms of the Competing Proposal and a statement to the effect that the First Chester Board of Directors has made the determination required by this Section 6.3(b) and First Chester intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to First Chester and First Chester Subsidiaries to such Third Party pursuant to a confidentiality agreement, provided, that a copy of all such information is delivered simultaneously to Tower to the extent it has not previously been so furnished to Tower and (y) participate in discussions or negotiations with such Third Party regarding such Competing Proposal (including by requesting that such Third Party amend the terms of such Competing Proposal so that it may be a Superior Proposal).

(c) In addition to any prior notice obligations contained in Section 6.3(b), First Chester shall as promptly as practicable (and in any event within forty-eight (48) hours) notify Tower of any Competing Proposal that First Chester receives or of any request for information or inquiry that First Chester receives which relates to or could reasonably be expected to lead to an Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal, request or inquiry. First Chester shall keep Tower informed on a reasonably current basis (but in any event within 48 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Competing Proposal, request or inquiry. First Chester shall provide Tower with at least forty eight (48) hours prior notice of a meeting of the First Chester Board of Directors

(or such lesser notice as is provided to the members of the First Chester Board of Directors) at which the First Chester Board of Directors is reasonably expected to consider an Competing Proposal.

(d) Nothing contained in this Agreement shall prohibit First Chester from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the First Chester Board of Directors determines in good faith (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to the Company’s shareholders under applicable law, subject to compliance with the requirements of Sections 6.3(a), (b), and (c) and Section 6.4.

(e) First Chester shall not release or waive any provision of any confidentiality, “standstill” or similar agreement to which First Chester or any First Chester Subsidiary is a party. First Chester will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Tower.

(f) First Chester or its Representatives shall promptly after the date of this Agreement instruct that each Person which has heretofore executed a confidentiality agreement relating to an Competing Proposal with or for the benefit of First Chester to promptly return or destroy (which destruction shall be certified in writing by such Person to First Chester) all information, documents and materials relating to an Competing Proposal or to First Chester or its businesses, operations or affairs heretofore furnished by First Chester or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives.

6.4	Shareholder Meetings.

First Chester and Tower shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders within 45 days after the date on which the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meetings”). Management and Board of Directors of Tower shall recommend to their shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto. Management and the Board of Directors of First Chester shall recommend to its shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that First Chester shall not be obligated to so recommend or oppose (a “Change in Recommendation”), as the case may be, if at any time prior to the Effective Time if either:

(i) (A) the First Chester Board of Directors has received a Competing Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the First Chester Board of Directors determines in good faith (after considering in good faith any counter-offer or proposal made by Tower during the two-day period contemplated by clause (D) below), that the failure to effect a Change in Recommendation in light of such Superior Proposal would be a breach of its fiduciary duties to First Chester’s shareholders under applicable law, (C) at least two (2) days prior to such Change in Recommendation, First Chester shall have provided to Tower a written notice (a “Notice of Recommendation Change”) of its intention to make such Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new one-day period), (D) during the two-day period following Tower’s receipt of a Notice of Recommendation Change, First Chester shall have given Tower the opportunity to meet with First Chester and its Representatives, and at Tower’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) Tower shall not, within two (2) days of Tower’s receipt of a Notice of Recommendation Change have made an offer that the Board of Directors of First Chester determines in good faith, After Consultation, to be at least as favorable to the First Chester’s shareholders as such Superior Proposal; or

(ii) other than in connection with a Superior Proposal, (A) the First Chester Board of Directors determines in good faith that the failure to effect a Change in Recommendation could reasonably be expected to result in a breach of its fiduciary duties to the First Chester’s shareholders under applicable law and (B) at least two (2) days prior to such Change in Recommendation, First Chester shall have provided to Tower a Notice of Recommendation Change of its intention to make such Change in Recommendation (which notice shall not be deemed to be, in and of itself a Change in Recommendation), specifying in reasonable detail the circumstances for such proposed Change in Recommendation (it being understood and agreed that any change to such circumstances or any additional circumstances shall require the delivery of a new Notice of Recommendation Change and a new one-day period), and (C) during the two-day period following Tower’s receipt of a Notice of Recommendation Change, First Chester shall have given Tower the opportunity to meet with First Chester and its Representatives, and at Tower’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

6.5	Legal Conditions to Merger.

Each of Tower and First Chester shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by First Chester or Tower in connection with the Merger and the other transactions contemplated by this Agreement.

6.6	Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) and employee welfare plans (within the meaning of ERISA Section 3(1) maintained by Tower or Graystone Bank, as applicable, individuals who are employees of First Chester or any First Chester Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with First Chester or any First Chester Subsidiary (or with any predecessor to First Chester or any First Chester Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with Tower or Graystone Bank, as applicable.

(b) After the Effective Time, except to the extent that Tower or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of First Chester or any of the First Chester Subsidiaries who become employed by Tower or any of the Tower Subsidiaries will be eligible for employee benefits that Tower or such Tower Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Law and Tower’s group health, life insurance and disability plans, and paid time off plans, Tower will or will cause Graystone Bank to give credit to employees of First Chester and First Chester Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Tower or Graystone Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of First Chester or First Chester Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan.

(c) After the Merger, Tower and each relevant Tower Subsidiary will honor and perform the obligations of First Chester under the contracts, plans and arrangements listed in Sections 6.6(d) and 3.13 of the First Chester Disclosure Schedules.

(d) After the Effective Time, Tower and each relevant Tower Subsidiary will provide a severance benefit to each employee of First Chester or any First Chester Subsidiary immediately before the

Effective Time (other than any such employee who is a party to any written agreement relating to employment or severance described in Section 3.13(a) hereof) and whose employment is terminated involuntarily, other than for “Cause” (as defined below), by Tower or such Tower Subsidiary as of the Effective Time or within six (6) months thereafter, other than any employee who is offered and declines comparable employment (i.e., a position of generally similar job description, responsibilities, and pay with Tower or any Tower Subsidiary and where the employee is not required to commute more than 25 miles from the employee’s present work location). The severance benefit shall consist of continuation of such employee’s base salary or wages for a period equal to (i) two (2) weeks multiplied by (ii) the number of full years of continuous service completed by such employee with First Chester or any First Chester Subsidiary, with a minimum benefit of four (4) weeks up to a maximum of twenty-six (26) weeks, as if such employee had continued to be employed on the same basis as he or she was employed on the Closing Date by Tower or such Tower Subsidiary during such period, subject to applicable tax withholding. Outplacement assistance will also be provided by Tower or the Tower Subsidiary to all employees receiving severance benefits under this Section 6.6(d). For purposes of this Section 6.6(d), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(e) Tower shall provide a retention bonus pool up to $500,000 in aggregate which shall be provided to employees of First Chester or any First Chester Subsidiary in order to retain such employees after the Effective Time through the systems conversion, which shall be payable in lump sum to such selected employees who continue for the length of time no later than forty-five (45) days after the date of systems conversion. The selection of the identities of the employees of First Chester or any First Chester Subsidiaries to receive these retention bonuses, the apportionment of the retention bonus pool among such employees under this Section 6.6(e) and the terms and conditions of such bonuses shall be determined by mutual agreement of First Chester and Tower at least ten (10) days prior to the Closing Date; provided, however, that any amounts payable under this Section 6.6(e) shall be in addition to, and not in lieu of, any other payments or benefits provided to such individuals under this Agreement (including Section 6.6(d) hereof).

(f) Concurrently with the execution of this Agreement, Tower and FNB are entering into an employment agreement with John A. Featherman, III, in the form attached as Exhibit E hereto, to be effective at the Effective Time.

(g) First Chester shall use its reasonable best efforts to cause to be delivered to Tower within thirty (30) days following execution of this Agreement with respect to each executive officer named in Section 3.12(a) of the First Chester Disclosure Schedules, the written acknowledgment of each such individual pursuant to which each such individual agrees and acknowledges that the dollar amount of severance or termination benefits set forth opposite such individual’s name on such Schedule (other than amounts accrued on the financial statements of Chester and FNB) is the maximum amount that would be due to such individual under any employment agreement, special termination agreement, change in control agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other non-qualified pension benefit or welfare benefit plan maintained by First Chester or a First Chester Subsidiary assuming a termination of such individual’s employment on the Effective Time. First Chester and Tower acknowledge and agree that the amounts shown on Disclosure Schedule and the letter of acknowledgment for each officer named herein reflect a good faith estimate of the maximum amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals’ compensation and benefit plans consistent with past practices for routine periodic increases and changes in tax rates and assumptions used in making such good faith estimates.

6.7	Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of First Chester (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Chester or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Law and the articles of incorporation and bylaws of First Chester as in effect on the date hereof. It is understood and agreed that after the Effective Time, Tower shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of Tower as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Tower; provided, however, that (1) Tower shall have the right to assume the defense thereof and upon such assumption Tower shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Tower elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Tower and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Tower, and Tower shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Tower shall be obligated pursuant to this Section 6.7(a) to pay for only one firm of counsel for each Indemnified Party, (3) Tower shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Tower shall not be obligated pursuant to this Section 6.7(a) to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the gross negligence, willful misconduct or malfeasance of the Indemnified Party. Tower shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Tower would be permitted to advance such expenses pursuant to the law of the Commonwealth of Pennsylvania and Tower’s articles of incorporation or bylaws, and (ii) Tower receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Tower pursuant to the law of the Commonwealth of Pennsylvania and Tower’s articles of incorporation or bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Tower thereof; provided, however, that the failure to so notify shall not affect the obligations of Tower under this Section 6.7 except to the extent such failure to notify materially prejudices Tower. Tower’s obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Tower shall require any successor to expressly assume its obligations under this Section 6.7(a).

(b) Tower shall purchase for the benefit of the persons serving as officers and directors of First Chester immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least six years after the Effective Time, under either First Chester’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than First Chester’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided however, that in no event shall Tower be required to expend pursuant to this Section 6.7(b) more than an amount equal to 150% of the current annual amount expended by First Chester to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, First Chester agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

6.8	Additional Agreements.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Tower’s and First Chester’s Subsidiaries shall take all such necessary action as may be reasonably requested by Tower.

6.9	Advice of Changes.

Tower and First Chester shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by First Chester with the covenants set forth in Section 5.1.

6.10	Current Information.

During the period from the date of this Agreement to the Effective Time, First Chester will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Tower and to report the general status of the ongoing operations of First Chester. First Chester will promptly notify Tower of any material change in the normal course of business or in the operation of the properties of First Chester and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving First Chester, and will keep Tower fully informed of such events. Without limiting the foregoing, senior officers of Tower shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of First Chester and the First Chester Subsidiaries, in accordance with applicable law, and First Chester shall give due consideration to Tower’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Tower nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of First Chester or any First Chester Subsidiary prior to the Effective Time.

6.11	Execution of Loan Modification Agreement.

Promptly (but not later than one Business Day) following the execution and delivery of this Agreement, First Chester and Graystone Bank, respectively, shall execute and deliver the Loan Modification Agreement in substantially the form of Exhibit B hereto.

6.12	Execution of Loan Participation Agreement.

Promptly (but not later than two Business Days) following the execution and delivery of this Agreement, FNB and Graystone Bank, respectively, shall execute and deliver the Loan Participation Agreement in substantially the form of Exhibit C hereto.

6.13	Merger Covenants.

Notwithstanding that First Chester believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, First Chester recognizes that Tower may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, First Chester and Tower shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, First Chester’s loan, accrual and reserve policies to those policies of Tower to the extent appropriate.

6.14	Effect of Bank Merger; Operation of Division; Regional Advisory Board.

In the event that Tower exercises its right pursuant to Section 1.10 to alter the structure of the Merger in order to provide for the merger of FNB with and into Graystone Bank (the “Bank Merger”):

(a) At the effective time of the Bank Merger, the directors of Graystone Bank immediately prior to such effective time shall continue to be the directors of Graystone Bank, provided that at the effective time of the Bank Merger the number of directors serving on the board of directors of Graystone Bank shall be increased by three (3) directors and three (3) of the current directors of FNB who are not added to the Tower board, selected by the board of directors of FNB with the approval of the Graystone Bank board of directors and subject to the conditions to board membership in the bylaws of Graystone Bank and other criteria contained in Tower’s Corporation Governance Guidelines and applicable law and regulation, shall be added to the board of directors of Graystone Bank. At the effective time of the Bank Merger, the officers of Graystone Bank immediately prior to the effective time shall continue to be the officers of Graystone Bank.

(b) For a minimum of twenty-four (24) months after the effective time of the Bank Merger, the FNB branches in Chester and Delaware Counties shall be referred to as the “Chester County Division of Graystone Tower Bank.”

(c) At the effective time of the Bank Merger, Graystone Bank shall establish a regional advisory board for the FNB branches in Chester and Delaware Counties operating as the “Chester County Division of Graystone Tower Bank” (the “Regional Advisory Board”), whose initial members shall include the directors of First Chester and FNB who are not selected to be directors of either Tower or Graystone Bank. The Regional Advisory Board shall be maintained for a minimum of twenty-four (24) months after the effective time of the Bank Merger. Each member of the Regional Advisory Board shall be entitled to compensation in accordance with First Chester’s director fee schedule in effect on the date of this Agreement; provided, however, that notwithstanding anything else in this Section 6.14, (i) if a member fails to attend at least 25% of the meetings of the Regional Advisory Board called within any year, such member will not have any rights to additional fees thereafter as a Regional Advisory Board member; (ii) no attendance fees shall be paid for meetings not actually attended in person; and (iii) Graystone Bank shall have no obligation to continue the services of any Regional Advisory Board member who, in the reasonable judgment of Graystone Bank, acts in a manner detrimental to Graystone Bank.

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.

This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of First Chester and Tower.

(b) Other Approvals.

All regulatory approvals required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4(a) and 4.4(a)) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) Registration Statement.

The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.

No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(e) Listing of Tower Shares.

The shares of Tower Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Market.

7.2	Conditions to Obligations of Tower.

The obligation of Tower to effect the Merger is also subject to the satisfaction or waiver by Tower at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

The representations and warranties of First Chester set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Tower shall have received a certificate signed on behalf of First Chester by each of the President and Chief Executive Officer and the Chief Financial Officer of First Chester to the foregoing effect.

(b) Performance of Covenants and Agreements of First Chester

First Chester shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Tower shall have received a certificate signed on behalf of First Chester by each of the President and Chief Executive Officer and the Chief Financial Officer of First Chester to such effect.

(c) Consents under Agreements.

The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the Merger to be consummated and to permit the succession by the Surviving Corporation pursuant to the Merger to any material obligation, right or interest of First Chester under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument without any violation or default occurring thereunder shall have been obtained.

(d) No Material Adverse Effect.

There shall have been no changes since September 30, 2009, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of First Chester or any First Chester Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on First Chester.

(e) Loan Delinquencies.

The First Chester Delinquent Loans as of the last business day of the month prior to the Closing Date shall not exceed $90 million.

(f) Tax Opinion.

Tower shall have received an opinion of Rhoads and Sinon LLP, counsel to Tower, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of First Chester, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(g) Termination of Memorandum of Understanding.

FNB shall have received written confirmation from the Office of the Comptroller of the Currency (the “OCC”) that the Memorandum of Understanding dated October 16, 2009 by and between the OCC and the board of directors of FNB, and all obligations and restrictions imposed upon FNB pursuant thereto, has been or will be terminated effective on or prior to the Effective Time.

7.3	Conditions to Obligations of First Chester

The obligation of First Chester to effect the Merger is also subject to the satisfaction or waiver by First Chester at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

The representations and warranties of Tower set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Chester shall have received a certificate signed on behalf of Tower by each of (i) either the President and Chief Executive Officer and (ii) the Chief Financial Officer of Tower to the foregoing effect.

(b) Performance of Covenants and Agreements of Tower.

Tower shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. First Chester shall have received a certificate signed on behalf of Tower by each of (i) the President and Chief Executive Officer and (ii) the Chief Financial Officer of Tower to such effect.

(d) Tax Opinion.

First Chester shall have received an opinion of Hogan & Hartson LLP, special counsel to First Chester, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of First Chester, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Chester:

(a) by mutual consent of Tower and First Chester in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Tower or First Chester upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Tower or First Chester if the Merger shall not have been consummated on or before September 30, 2010, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Tower or First Chester (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the shareholders of the other party hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e) by either Tower or First Chester (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, and such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party or on the parties’ ability to consummate the Merger, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Tower or First Chester (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Tower, if the management of First Chester or its Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effective date of the Registration Statement a special meeting of First Chester’s shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) effects a Change in Recommendation, (iii) approves or recommends any Competing Proposal (whether or not a Superior Proposal) or First Chester enters into any agreement (other than a confidentiality agreement as contemplated by Section 6.3(b) hereof) with respect to any Competing Proposal or (iv) otherwise violates Sections 6.3 or 6.4 in any material respect and as a result thereof First Chester receives a Competing Proposal; and

(h) by First Chester, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (1) First Chester has not breached or violated the terms of Section 6.3 or 6.4 hereof in connection with such Superior Proposal (or any Competing Proposal that was a precursor thereto), (2) subject to the terms of this Agreement, First Chester Board of Directors has effected a Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 6.4(c)(i) and authorized First Chester to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement) and (3) immediately following the termination of this Agreement, First Chester enters into such definitive agreement to effect such Superior Proposal.

8.2	Effect of Termination.

In the event of termination of this Agreement by either Tower or First Chester as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3	Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of First Chester of Tower; provided, however, that after any approval of this Agreement by the shareholders of Tower or First Chester, no amendment shall modify the amount or the form of the consideration to be provided in the Merger to holders of First Chester Common Stock, amend any provision of the articles of incorporation of the Surviving Corporation or otherwise materially adversely affect the shareholders of First Chester or Tower, except as otherwise may be permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4	Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., eastern standard time, at the offices of Rhoads & Sinon LLP, counsel to Tower, on a date and place specified by the Parties, which shall be no later than five Business Days after receipt of both the Requisite Regulatory Approvals and the later to occur of the approval of the shareholders of First Chester and Tower, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

9.2	Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3	Expenses; Breakup Fee.

(a) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c) As a condition of Tower’s willingness, and in order to induce Tower, to enter into this Agreement, First Chester hereby agrees to pay Tower a fee of $3.5 million (the “Breakup Fee”), within three business days after written demand for payment is made by Tower, following the occurrence of any of the following events:

(i) First Chester terminates this Agreement pursuant to Section 8.1(h) or Tower terminates this Agreement pursuant to Section 8.1(g); or

(ii) the entering into a definitive agreement by First Chester relating to an Acquisition Transaction or the consummation of an Acquisition Transaction involving First Chester within twelve months after the termination of this Agreement by Tower or First Chester pursuant to Section 8.1(d).

(d) The right to receive payment of the Breakup Fee will constitute the sole and exclusive remedy of Tower against First Chester and its Subsidiaries and their respective officers and directors with respect to the events under (c)(i) or (ii) above; provided that the rights of Tower or Graystone Bank to receive payments and exercise other rights under that certain loan agreement and related note between First Chester and Graystone Bank dated as of November 20, 2009, as modified by the Loan Modification Agreement attached as Exhibit B hereto or any other agreement between Tower or Graystone Bank and First Chester or FNB, or the Loan Participation Agreement executed in connection herewith, shall not be adversely affected by receipt of the fee pursuant to this Section 9.3.

9.4	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Tower or Graystone Bank, to:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Attn.: Andrew S. Samuel

with a copy (which shall not constitute notice) to:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Attn.: Carl D. Lundblad, Esq.

and

Rhoads & Sinon, LLP

One South Market Square

Harrisburg, PA 17101

Attn.: Charles J. Ferry, Esq.

(b)    if to First Chester, to:

First Chester County Corporation

9 North High Street

West Chester, PA 19380

Attn.: John A. Featherman, III

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

Attn.: Richard A. Schaberg, Esq.

9.5	Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.6	Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7	Entire Agreement.

This Agreement (including the disclosure schedules, exhibits, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law rules.

9.9	Enforcement of Agreement.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11	Publicity.

Except as otherwise required by law or the rules of the Nasdaq Stock Market, Inc. (or such other exchange on which the Tower Common Stock may become listed), so long as this Agreement is in effect, neither Tower nor First Chester shall, or shall permit any of Tower’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Tower and First Chester shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12	Assignment; Limitation of Benefits.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options and restricted stock awards under the First Chester Stock Plans, Section 6.1 with respect to the registration of the Tower Common Stock to be issued as Merger Consideration, and Section 6.6 with respect to obligations owed to employees and directors of First Chester if the Merger is consummated (including the documents and instruments referred to herein), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns. Prior to consummation of the Merger, no third party beneficiary as such shall have any right to consent to any amendment of this Agreement that affects any of the provisions referenced in the immediately preceding sentence.

9.13	Additional Definitions.

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving First Chester, (b) a purchase, lease or other acquisition of all or substantially all of the assets of First Chester or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 20.0% or more of the voting power of First Chester.

“Advances” means, with respect to First Chester, or any of the Affiliates in the First Chester Group or the Servicing Agreements, the monies or funds that have been advanced by First Chester before the Closing from its funds in connection with the servicing of the Mortgage Loans in accordance with the Applicable Requirements.

“Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Affiliated Person” means any director, officer or 5% or greater shareholder, spouse or other Person living in the same household of such director, officer or shareholder, or any First Chester, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination of the Pipeline Loans, or the origination, purchase, sale and servicing of the Mortgage Loans, or the handling of an Real Estate Owned, or the Servicing Agreements, all of the following (in each case to the extent applicable to any particular Pipeline Loan, Mortgage Loan, Real Estate Owned or Servicing Agreement): (i) all contractual obligations of the First Chester Group, including with respect to any Servicing under any Servicing Agreement, Mortgage Loan, Mortgage Note, Mortgage and other Mortgage Loan Document or any commitment or other contractual obligation relating to a Pipeline Loan, (ii) all applicable underwriting, servicing and other guides of First Chester or the First Chester Group, and as may be incorporated in the Seller and Servicing Guides, (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon First Chester or the First Chester Group, (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including without limitation those of any applicable Agency, Investor or Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the Pennsylvania Department of Banking, OCC, the FRB and the FDIC, which regulates First Chester or Tower, or any of their respective holding companies or subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Tower Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Tower Common Stock reported on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date; provided, however, if necessary to comply with any requirements of the Securities and Exchange Commission, the term Closing Tower Share Value shall be deemed to mean the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

“Code” has the meaning set forth in Section 1.5.

“Competing Proposal” means any of the following involving First Chester or any First Chester Subsidiary: any inquiry, proposal or offer, whether or not in writing, from any Person relating to any direct or indirect acquisition or purchase by such Person of First Chester, any First Chester Subsidiary or any business line of First Chester that constitutes 25% or more of the net revenues, net income or assets of First Chester and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of First Chester or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of First Chester or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving First Chester or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 2, 2009 between Tower and First Chester.

“Determination Date” has the meaning set forth in Section 8.1(i).

“Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement.

“Environmental Laws” has the meaning set forth in Section 3.15(a).

“ERISA” has the meaning set forth in Section 3.12(a).

“Exchange Agent” shall mean Registrar and Trust Company, or such bank or trust company or other agent designated by Tower, and reasonably acceptable to First Chester, which shall act as agent for Tower in connection with the exchange procedures for converting First Chester Stock Certificates into the Merger Consideration.

“Exchange Fund” has the meaning set forth in Section 2.1(c).

“Exchange Ratio” has the meaning set forth in Section 1.4(a).

“Fairness Opinion” has the meaning set forth in Section 3.21.

“FDIC” has the meaning set forth in Section 3.1(b).

“First Chester” has the meaning set forth in the preamble hereto, and shall include any predecessor thereto.

“First Chester Common Stock” shall mean the common stock, par value $1.00 per share, of First Chester.

“First Chester Contract” has the meaning set forth in Section 3.13(a).

“First Chester Delinquent Loans” shall mean (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) restructured and impaired loans, (v) OREO and (vi) net charge-offs from September 30, 2009 through the last business day of the month prior to the Closing Date.

“First Chester Disclosure Schedules” has the meaning set forth in Article III.

“First Chester Group” has the meaning set forth in Section 3.11(b).

“First Chester Stock Certificates” shall have the meaning set forth in Section 2.1(a).

“First Chester Stock Plans” includes the 1995 Stock Option Plan, the 2001 Stock Option Incentive Plan and the 2005 Restricted Stock Plan.

“First Chester Subsidiaries” includes FNB, each Joint Venture and every other member of the First Chester Group, and shall includes any predecessor to any of the foregoing.

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Graystone Bank” has the meaning set forth in the preamble hereto.

“Hazardous Materials” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.

“Holder” shall have the meaning set forth in Section 2.1.

“Indemnified Parties” has the meaning set forth in Section 6.7.

“Intellectual Property” has the meaning set forth in Section 3.24(a).

“Injunction” has the meaning set forth in Section 7.1(d).

“Investment Commitment” means the optional or mandatory commitment of First Chester or any First Chester Subsidiary, or any other Affiliate of First Chester, to sell to any Person, and a Person to purchase from First Chester, a First Chester Subsidiary or an Affiliate of First Chester, a Loan Held for Sale or an interest in a Loan Held for Sale or owned or to be acquired by First Chester, any Subsidiary of First Chester or any Affiliate of First Chester.

“Investor” means, with respect to the Mortgage Servicing Portfolio or any Mortgage Loan, FHLMC, FNMA, GNMA, a State Agency, First Chester or any First Chester Subsidiary or an Affiliate thereof, a private investor or any other Person to which First Chester or any First Chester Subsidiary sells eligible Mortgage Loans or services Mortgage Loans pursuant to Servicing Agreements or otherwise.

“Joint Ventures” has the meaning set forth in Section 3.19(g)(vi)(A).

“Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.

“Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Letter of Transmittal” shall have the meaning set forth in Section 1.2(i).

“Loans” has the meaning set forth in Section 3.7(a).

“Loan Held for Sale” means a mortgage loan, including a construction loan and a mortgage loan that has closed but has not funded, secured by a Mortgage that is owned by First Chester or any First Chester Subsidiary Affiliate of First Chester at the time immediately prior to the Effective Date, and that is intended to be sold to an Investor in the ordinary course.

“Material Adverse Effect” shall mean, with respect to Tower or First Chester, any effect that (i) is material and adverse to the financial condition, results of operations or business of Tower and the Tower Subsidiaries taken as a whole, or First Chester and the First Chester Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Chester, on the one hand, or Tower, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Tower or First Chester, or any of the Tower Subsidiaries or the First Chester Subsidiaries, respectively, resulting from a change in interest rates generally, (g) changes in First Chester’s stock price or trading volume, or any failure by First Chester to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being agreed that the facts giving rise or contributing to any such failure may be a Material Adverse Effect); (h) the termination of any employees or independent contractors, or (i) in the case of First Chester and each First Chester Subsidiary, the issuance in and of itself of any orders or directives by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.4(a).

“Mortgage” means, with respect to a Mortgage Loan, a mortgage, deed or trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Business” means the business of originating, brokering, marketing, making, purchasing, servicing and selling first-lien and subordinate-lien, closed-end and open-end residential mortgage loans by First Chester and the First Chester Subsidiaries.

“Mortgage Loan” means either a Loan Held for Sale, Serviced Loan, Portfolio Loan, Previously Disposed of Loan or Pipeline Loan.

“Mortgage Loan Documents” means, with respect to a Mortgage Loan, the Mortgage Note, Mortgage and all other documents relating to Mortgage Loans required to document and service the Mortgage Loan by Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that are subject to a Mortgage.

“Mortgage Servicing Portfolio” means the portfolio of Mortgage Loans serviced or to be serviced by First Chester pursuant to Servicing Agreements.

“Mortgagor” means, with respect to a Mortgage Loan, the borrower of such Mortgage Loan.

“OREO” has the meaning set forth in Section 3.7.

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application and/or (iii) closed and/or funded such Mortgage Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pipeline Loan” means each of those pending applications in process for a mortgage loan, including construction loans, to be secured by a first- or subordinate-lien on a one- to four-family residential property that has been registered on First Chester’s or any First Chester Subsidiary’s origination system by the Effective Date (including those Pipeline Loans that are pending with an Originator and that otherwise meet First Chester Group’s acquisition criteria for such Pipeline Loans) and that have not closed as of the Effective Date.

“Portfolio Loan” means a residential mortgage loan or Real Estate Owned, including construction loans, owned by First Chester or any First Chester Subsidiary which is not a Loan Held for Sale.

“Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, First Chester, any First Chester Subsidiary or any Affiliate of First Chester, or any predecessor in interest of First Chester, any First Chester Subsidiary or any Affiliate of First Chester, owned and subsequently sold, transferred or assigned and for which First Chester, any First Chester Subsidiary or any Affiliate of First Chester, retains contingent liability to third parties in accordance with the then current Applicable Requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

“Plans” has the meaning set forth in Section 3.12(a).

“Proxy Materials” has the meaning set forth in Section 3.4(a).

“Real Estate Owned” means any property acquired in the conduct of First Chester’s or any First Chester Subsidiary’s mortgage servicing activities as a result of foreclosure or any of the method of satisfaction of indebtedness (whether for First Chester’s or a First Chester Subsidiary’s own account or on behalf of an Investor or Insurer).

“Recourse” means any arrangement pursuant to which any member of the First Chester Group bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Previously Disposed of Loan or a Serviced Loan, including liability for an early payment default, other than risk of loss based upon (i) a breach of any of the contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Registration Statement” has the meaning set forth in Section 3.4(a).

“Regulatory Agreement” has the meaning set forth in Section 3.14.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.3.

“Repurchase” has the meaning set forth in Section 3.19(g)(iv).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.20.

“Seller and Servicing Guides” means the (i) seller and servicing guides utilized by the Agencies and other Investors to which First Chester, any First Chester Subsidiary or any Affiliate of First Chester, has sold residential mortgage loans and/or which First Chester or any First Chester Subsidiary services residential mortgage loans and (ii) the manuals, guidelines and related employee reference materials utilized by First Chester, any First Chester Subsidiary or any Affiliate of First Chester, to govern its relationships with mortgage brokers, correspondent and wholesale sellers of loans or under which mortgage loans originated directly by First Chester, any First Chester Subsidiary or any Affiliate of First Chester, is made.

“Serviced Loan” means any mortgage loan with respect to which First Chester or any First Chester Subsidiary owns or provides Servicing.

“Servicing” means mortgage loan servicing and subservicing rights and obligations including one or more of the following functions (or portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan, (ii) the collection of payments on account of taxes and insurance, (iii) the remittance of appropriate portions of collected payments, (iv) the provision of full escrow administration, (v) the pursuit of foreclosure and alternate remedies against a related mortgaged property, (vi) the administration and liquidation of Real Estate Owned, (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings on and other benefits of related custodial accounts and other related accounts maintained by First Chester or any First Chester Subsidiary pursuant to Applicable Requirements; and (viii) any other obligation related to servicing of mortgage loans required under any Servicing Agreement not otherwise described in the foregoing clauses.

“Servicing Agreements” means all agreements pursuant to which First Chester or any First Chester Subsidiary provides Servicing in connection Serviced Loans.

“Servicing Compensation” means any servicing fees and any excess servicing compensation to which First Chester or any First Chester Subsidiary is entitled to receive pursuant to any Servicing Agreement.

“Special Meetings” shall have the meaning set forth in Section 6.4.

“Subsidiary” means, with respect to any party, any corporation, partnership, limited liability company, trust or other organization or association, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Superior Proposal” means any of the following involving First Chester or any First Chester Subsidiary: any written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of First Chester Common Stock then outstanding or all or substantially all the assets of First Chester, and otherwise on terms which the Board of Directors of First Chester, determines in its good faith judgment (based on the opinion of Sandler O’Neill & Partners, L.P., or another financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of the First Chester Group or to determine the investment requirements with regard to mortgage loan origination or purchasing performed by the First Chester or any First Chester Subsidiary.

“Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Tower” has the meaning set forth in the preamble hereto.

“Tower Adjustment Event” shall have the meaning set forth in Section 2.2.

“Tower Common Stock” shall mean the common stock, without par value, of Tower.

“Tower Disclosure Schedules” has the meaning set forth in Article IV.

“Tower Preferred Stock” has the meaning set forth in Section 4.2(a).

“Tower Stock Certificate” shall have the meaning set forth in Section 2.2(e).

“Tower Stock Plans” includes the Tower dividend reinvestment and stock purchase plan, employee stock purchase plan, equity incentive and director stock option plans and employee stock ownership plan.

“U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loans” means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by VA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Tower Bancorp, Inc. and First Chester County Corporation have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

IN WITNESS WHEREOF, Tower Bancorp, Inc. and First Chester County Corporation have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:		TOWER BANCORP, INC.

By:	/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Name:	Carl D. Lundblad	Name:	Andrew S. Samuel
Title:	Secretary	Title:	Chief Executive Officer

ATTEST:		FIRST CHESTER COUNTY CORPORATION

By:	James M. Deitch	By:	John A. Featherman
Name:	James M. Deitch	Name:	John A. Featherman
Title:	Chief Operating Officer	Title:	Chief Executive Officer

EXHIBIT A – FORM OF VOTING AGREEMENT

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Ladies and Gentlemen:

Tower Bancorp, Inc. (“Tower”) and First Chester County Corporation (“First Chester”) have entered into an Agreement and Plan of Merger dated as of December     , 2009 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) First Chester will merge with and into Tower, with Tower surviving the merger (the “Merger”); and (b) shareholders of First Chester will receive common stock of Tower, all as stated in and pursuant to the terms and conditions of the Merger Agreement.

Tower has requested, as a condition to its execution and delivery to First Chester of the Merger Agreement, that the undersigned, being a director and/or executive officer of First Chester and/or First National Bank of Chester County (“FNB”), execute and deliver to Tower this Letter Agreement.

The undersigned, in order to induce Tower to execute and deliver to First Chester the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) agrees to be present (in person or by proxy) at all meetings of shareholders of First Chester called to vote for approval of the Merger so that all shares of common stock of First Chester over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Chester), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving First Chester, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Chester, to approve or adopt the Merger Agreement;

(c) agrees not to sell, transfer or otherwise dispose of any common stock of First Chester on or prior to the date of the meeting of First Chester shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

(d) represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently upon the earlier of (a) the approval of the Merger by the shareholders of First Chester and (b) any termination of the Merger Agreement.

[signature follows on next page]

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The undersigned intends to be legally bound hereby.

Sincerely,

Signature

Print Name

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EXHIBIT B – LOAN MODIFICATION AGREEMENT

LOAN AND NOTE MODIFICATION AGREEMENT

THIS LOAN AND NOTE MODIFICATION AGREEMENT (this “Agreement”) is made as of the      day of December, 2009, by and between FIRST CHESTER COUNTY CORPORATION (the “Borrower”) and GRAYSTONE TOWER BANK (the “Bank”).

WITNESSETH:

WHEREAS, pursuant to the terms and conditions of a Loan Agreement dated November 20, 2009 by and between the Borrower and the Bank (the “Loan Agreement”), a Promissory Note of even date therewith made by the Borrower for the benefit of the Bank (the “Note”), and various other documents executed by or on behalf of the Borrower including, without limitation, that certain Stock Pledge Agreement dated November 20, 2009 (the “Pledge Agreement”) (together with the Loan Agreement, Note and the Pledge Agreement, the “Loan Documents”), the Bank extended to the Borrower a non-revolving term loan (the “Loan”) in the principal amount of $4,000,000.00 (the “Loan Amount”); and

WHEREAS, the Borrower and Tower Bancorp, Inc., parent company of the Bank (“Tower”), are parties to that certain Agreement and Plan of Merger of even date herewith providing for the merger of the Borrower with and into Tower (the “Merger Agreement”); and

WHEREAS, the Borrower has requested that the Loan Amount be increased by a maximum of $22,000,000 in order to permit it to contribute such additional loan proceeds to its primary operating subsidiary, First National Bank of Chester County (“First National”), solely for purposes of satisfying First National’s minimum regulatory capital requirements; and

WHEREAS, the Bank has agreed to grant such request upon the terms and conditions provided herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Loan Modification. Upon and subject to the terms and conditions of this Agreement, the Loan Amount is hereby increased by up to $22,000,000 such that the Loan Amount shall be Twenty-six Million Dollars ($26,000,000) or such lesser amount actually disbursed pursuant to Section 3 hereof. In furtherance thereof:

(a) Loan Agreement. The term “Loan,” as defined in the Loan Agreement, and any and all references to the “principal amount” of the Loan or other like terms is hereby amended to mean Twenty-six Million Dollars ($26,000,000) or such lesser amount actually disbursed pursuant to Section 3; provided, however, that the fee to be paid by the Borrower to the Bank in the event of an Event of Default, as defined in the Loan Agreement, arising under Section 7.01(e) thereof shall remain at ten percent (10.00%) of the original face amount of the Note (i.e., $400,000).

(b) Note. The “principal amount” as set forth in the Note is hereby amended to mean Twenty-six Million Dollars ($26,000,000) or such lesser amount actually disbursed pursuant to Section 3, and all numeric references to the principal amount or other like terms shall mean $26,000,000 or such lesser amount actually disbursed pursuant to Section 3, and interest on the part of the principal amount from time to time remaining outstanding and unpaid under the Note shall accrue at the rate of six percent (6.00%) per annum, as reduced from the original twelve percent (12.00%) stated therein.

(c) Pledge Agreement. The Pledge Agreement is hereby amended such that the term “Loan,” as defined in the Pledge Agreement, and any and all references to the “face amount” of the Note secured by the Pledge Agreement or other like terms shall mean Twenty-six Million Dollars ($26,000,000) or

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such lesser amount actually disbursed pursuant to Section 3, and the term “Obligations” set forth in the Pledge Agreement shall be construed to expressly include the Borrower’s obligation to repay to the Bank all sums owing under the Note, as modified hereby.

(d) Other Loan Documents. The other Loan Documents are hereby amended such that any and all references therein to the principal amount of the Loan shall mean Twenty-six Million Dollars ($26,000,000) or such lesser amount actually disbursed pursuant to Section 3.

2. Event of Default. Each of the Loan Documents is hereby amended to provide that any termination of the Merger Agreement pursuant to Section 8.1 thereof shall immediately constitute an “Event of Default” or “Default” under each of the Loan Documents, as applicable, including, without limitation, the Note and Pledge Agreement.

3. Disbursement. Each of the Loan Documents is hereby amended to provide that the Loan is to be used solely for purposes of enabling First National to satisfy its minimum regulatory capital requirements, as established by the Office of the Comptroller of the Currency (the “OCC”). The Borrower shall not request, and the Bank shall have no obligation to disburse, funds under the Loan Documents in excess of the amount that the Bank deems, in its sole and absolute discretion after consultation with First National and the OCC, necessary to satisfy the minimum regulatory capital requirements of First National (after taking into consideration any other financing arrangements or other agreements by and between Bank, Borrower or First National, including, but not limited to, that certain loan participation agreement dated December     , 2009 by and between Bank and First National).

4. Exempt Capital Raising Event. The Bank hereby agrees that the Loan, as modified hereby, and the use of the additional proceeds thereof by Borrower for purposes of increasing the regulatory capital of First National, shall not be deemed a “capital raising event” within the meaning of Section 2.04 of the Loan Agreement.

5. Other Terms. Other than the amendments set forth in Sections 1, 2 and 3 of this Agreement, all other terms and conditions of the Loan Agreement, the Note, the Pledge Agreement and the other Loan Documents shall remain unchanged and in full force and effect.

6. Warranties and Representations. As an inducement to the Bank to enter into this Agreement, the Borrower makes the following representations and warranties to the Bank and acknowledges its justifiable reliance thereon:

(a) the Borrower is not in default under the Loan Agreement, the Note, the Pledge Agreement or any of the other Loan Documents, and the Borrower is in full compliance with all of the terms and conditions thereof;

(b) no event exists, or is likely to exist in the future, which with the passage of time, notice, or both, will constitute a default under the Loan Agreement, the Note, the Pledge Agreement or any of the other Loan Documents;

(c) all warranties and representations previously made to the Bank by the Borrower remain true, accurate and complete;

(d) there have been no material adverse changes in the Borrower’s finances or operations which would cause the Borrower to be in default under any of the financial covenants contained in the Loan Documents; and

(e) all Loan Documents, as modified and amended herein, are the valid and binding obligations of the Borrower and are fully enforceable in accordance with their terms.

7. Borrower’s Deliverables. As an inducement to the Bank to enter into this Agreement:

(a) the Bank shall have received on the date hereof from Borrower’s counsel, an opinion, dated the date hereof, in form and substance satisfactory to the Bank, opining that this Agreement has been duly and validly authorized, executed and delivered on behalf of the Borrower, and the

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Agreement and Loan Documents represent binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, as such terms have been modified hereby; and

(b) certified copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Loan Documents, as amended hereby, together with a certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement.

8. No Novation. The parties hereto do not intend that the amendment of the Loan Agreement, the Note, the Pledge Agreement or any of the other Loan Documents as described herein shall create or effect a novation.

9. Incorporation. The terms and conditions of the Loan Agreement, the Note, the Pledge Agreement and the other Loan Documents are incorporated by reference and made a part hereof, as if fully set forth herein. In the event of any inconsistencies between this Agreement and any other Loan Document, the terms and conditions of the other Loan Document shall control, except to the extent expressly modified in this Agreement. Capitalized terms not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement.

10. Binding Agreement. This Agreement shall be legally binding upon and shall inure to the benefit of the Borrower and the Bank, and their respective successors and permitted assigns.

11. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FIRST CHESTER COUNTY CORPORATION

By:
Name:	James M. Deitch
Title:	Chief Operating Officer

GRAYSTONE TOWER BANK

By:
Name:
Title:

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EXHIBIT C – LOAN PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT is made this      day of December, 2009, by and between FIRST NATIONAL BANK OF CHESTER COUNTY, a national banking association (“Lead Lender”), and GRAYSTONE TOWER BANK, a Pennsylvania state-chartered bank (“Participant”).

RECITALS

Certain of the terms and words used in these Recitals and in the following Agreement are defined in Section 1 of this Participation Agreement.

WHEREAS, Lead Lender has made the Loans to the Borrowers; and

WHEREAS, Participant has agreed to purchase from Lead Lender a participation interest in Lead Lender’s rights and obligations under the Loans upon the terms and conditions herein contained.

AGREEMENT

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and intending legally to bind themselves and their respective successors and assigns, do hereby agree as follows:

1. Definitions. For purposes of this Participation Agreement, the following terms and words shall have the meanings indicated.

(a) “Agreement” shall mean this Participation Agreement.

(b) “Borrowers” shall mean the pool of residential mortgage and commercial loan customers identified by account number on Exhibit A attached hereto.

(c) “Collateral Security” shall mean all real and personal property in which Lead Lender has been or may hereafter be granted a lien or security interest under the Loan Documents.

(d) “Collections” shall mean individually and collectively, all principal, interest, commitment fees, and other monies received by the Lead Lender from a Borrower with respect to a Loan, in the form of voluntary payments by the Borrower.

(e) “FHA” shall mean the Federal Housing Administration.

(f) “FHA Lenders” shall mean any lender approved by the FHA to sell, service or originate FHA insured mortgage loans.

(g) “HUD” shall mean the United States Department of Housing and Urban Development.

(h) “Lead Lender” shall have the same meaning as set forth in the introduction above.

(i) “Loan Documents” shall mean, as applicable, the Mortgages, the Notes evidencing the Loans, and all other agreements, suretyships, guarantees, assignments and other documents pertaining to the Loans.

(j) “Loans” shall mean each of the residential mortgage and commercial loans originated by the Lead Lender to the Borrowers in which Participant has agreed to purchase a participation interest, as identified on Exhibit A attached hereto, as amended from time to time.

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(k) “Mortgaged Property” shall mean the real property securing a Loan pursuant to a deed of trust or mortgage.

(l) “Mortgages” shall mean the residential mortgages or deeds of trust executed by the Borrowers as security for the Loans.

(m) “Notes” shall mean the promissory notes given by the Borrowers in favor of the Lead Lender evidencing the Loans.

(n) “Participant” shall have the same meaning as set forth in the introduction above.

(o) “Participation Share” shall have the same meaning as set forth in Section 2(a).

(p) “Payment Date” is the date on which Collections or Recoveries are applied to Borrower’s account; the Participant’s share of such Collections or Recoveries is to be remitted to Participant as of each Payment Date.

(q) “PMI” shall mean mortgage insurance issued by any entity other than an agency, department or other division of the United States government.

(r) “PMI Companies” shall mean companies issuing PMI approved by Lead Lender, and being a member company of Mortgage Insurance Companies of America.

(s) “Recoveries” shall mean individually and collectively, all principal, interest, fines, penalties, costs, and other monies (including non-cash proceeds) received by the Lead Lender from Borrower with respect to a Loan, other than in the form of voluntary payments by the Borrower including, without limitation, (A) condemnation awards for total or partial condemnation; (B) proceeds or recoveries under insurance policies, title policies, or bonds or commitments of third parties; or (C) proceeds from enforcement of the Loan Documents against the Borrower or any guarantor, or from the liquidation of any security for the payment of the Loan, including any Mortgaged Property.

(t) “VA” shall mean the Department of Veterans Affairs.

(u) “VA Guaranty” shall mean a guaranty of the United States of an eligible home mortgage loan on behalf of an eligible veteran for a one to four family home to be occupied by the veteran pursuant to the Servicemen’s Readjustment Act of 1944.

(v) “VA Lenders” shall mean an “automatic lender” under 38 C.F.R. § 36.4301, an “automatic lender” being a lender that may process a loan or assumption to be guaranteed by a VA Guaranty without submitting the credit package for such Loan to the VA for underwriting review.

2. Sale of Participation.

(a) Lead Lender hereby sells, assigns, transfers and delivers to Participant, and Participant hereby purchases from Lead Lender, a one hundred percent (100%) participation interest in the Loans (the “Participation Share”) at a discount of     % of the principal and interest owing under the Loans as set forth on Exhibit A attached hereto. In consideration of the Participation Share, Participant agrees to pay to Lead Lender cash in an amount equal to     % of the amount of principal and interest actually owing under the Loans, as set forth on Exhibit A, in lump sum or in such installments as Lead Lender directs.

(b) The maximum aggregate price to be paid by Participant for participation interests to be purchased hereunder shall in no event exceed $100 million; provided, however, Participant shall be under no obligation to purchase any minimum amount of participation interests hereunder.

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(c) Participant’s participation shall be a continuing proportionate interest to the extent of Participant’s contributions to the principal amount of the Loans, less the agreed upon discount, and shall be evidenced by a Participation Certificate in the form attached hereto as Exhibit B.

(d) THIS PARTICIPATION CONSTITUTES THE SALE OF A PROPORTIONATE OWNERSHIP INTEREST IN THE LOANS AT AN AGREED UPON DISCOUNT AND SHALL IN NO WAY BE CONSTRUED AS AN EXTENSION OF CREDIT BY THE PARTICIPANT TO THE LEAD LENDER.

3. Participation Share in Loans.

(a) Lead Lender shall have the exclusive right to receive, on behalf of Participant, all Collections under the Loans and shall apply the same to the respective Borrower’s account. Collections under the Loans shall be applied pro rata as between the Lead Lender and Participant first to reduce Participant’s Participation Share. Such Collections will be remitted to Participant as of each Payment Date. Lead Lender shall not apply Collections under the Loans to Lead Lender’s account until Participant’s Participation Share has been reduced to zero.

(b) Lead Lender shall have the exclusive right to receive, on behalf of Participant, all Recoveries with regard to the Loans, and shall apply the same to the Borrower’s account, reducing proportionally, the amount of Participant’s Participation Share. Such Recoveries will be remitted to Participant as of each Payment Date.

(c) Lead Lender shall pay to Participant a late charge equal to fifteen percent (15%) of the aggregate Collections and Recoveries due as of each Payment Date in the event that any payment is not received by Participant within three (3) business days of such respective Payment Date.

4. Representations and Warranties of Lead Lender. Lead Lender represents and warrants to Participant as follows:

(a) Lead Lender has in its possession the originals of all of the Loan Documents;

(b) Lead Lender is the sole owner of each of the Loans and has the full right, power and authority to assign, transfer and convey the Loans (or any interest in the Loans) free and clear of all liens, claims and encumbrances upon such Loans, without notice to or consent of any person, entity or governmental authority, and has taken all action, corporate or otherwise, necessary to authorize it to enter into and execute this Agreement;

(c) Lead Lender has not knowingly done or omitted to do or suffered or permitted anything to be done or omitted to be done which materially or adversely affects the validity or enforceability of the Loan Documents or the priority of the liens and security interests created by the Loan Documents;

(d) With respect to each Borrower having executed and delivered a Mortgage in connection with a Loan, such Borrower’s credit worthiness is of a quality generally acceptable to VA Lenders, FHA Lenders or PMI Companies in the West Chester, Pennsylvania market area;

(e) As to each of the Loans, all applicable federal and state laws, rules, and regulations, as from time to time amended, have been complied with, including, but not limited to the following, as applicable: applicable usury limitations, laws and regulations generally applicable to the business of residential mortgage and commercial lending, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Truth-in-Lending Act of 1968, and regulations issued pursuant thereto;

(f) Each Loan secured by a Mortgage was properly closed by a reputable title insurance company;

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(g) Each of the Loan Documents has been executed by the Borrower a party thereto, acknowledged and recorded where appropriate, and is the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms and there is as of the date hereof no offset, defense, or counterclaim with respect to the respective Note or any of the other Loan Documents;

(h) Each Loan is secured by a valid and enforceable first lien on the respective Collateral Security or Mortgaged Property, as applicable, in the full amount of the respective Note and complies with all applicable lending laws and regulations;

(i) Each Borrower has duly executed and delivered appropriate evidence indicating that the Borrower has received any and all disclosure materials as required by applicable law and regulations;

(j) The full original principal amount of each Loan has been advanced to the Borrower, and all costs, fees and expenses incurred in making, closing, and recording the Loan have been paid;

(k) Each Loan in an original principal amount greater than eighty percent (80%) of the purchase price paid by the Borrower for any Mortgaged Property is either (i) validly insured by HUD or FHA; (ii) validly insured by a PMI Company; or (iii) validly guaranteed by the United States pursuant to a VA Guaranty;

(l) With respect to each Loan secured by a Mortgage, there is in force a paid-up mortgagee policy of title insurance on each Loan in an amount not less than the outstanding principal balance of the Loan, affirming that the Borrower has fee simple, indefeasible title to the Mortgaged Property and insuring the validity and priority of Lead Lender’s first lien securing the Loan, and such mortgagee policy of title insurance does not contain any exceptions to or defects in title not otherwise disclosed to and approved by Participant in writing;

(m) There is in force on each Mortgaged Property such flood insurance policy as is required under the Flood Disaster Protection Act of 1973, as amended, and other regulations;

(n) The improvements on any real property securing each Loan are kept insured by hazard insurance policies issued by insurers of recognized national standing: (i) in an amount not less than the outstanding principal balance of the Loan, or in such other amount specified or required by the applicable PMI Company, the FHA, HUD or the VA, as applicable; (ii) of a type substantially in the form of and at least as protective as the fire and extended coverage contained in the “Standard” loss mortgage clause which provides that Lead Lender’s hazard insurance is not invalidated by acts of the mortgagor; and (iii) containing suitable provisions for payment on all present and future Loans on the Mortgaged Property in order of precedence;

(o) As of the date hereof, to the best of Lead Lender’s knowledge, no Mortgaged Property is or has been affected by any condition arising from the presence of any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances;

(p) Each Loan secured by a Mortgage was made for the purchase of a one to four family residential real property;

(q) Lead Lender has no knowledge of the occurrence of any events of default under the Loan Documents;

(r) No Loan has been classified on the books of Lead Lender;

(s) Each Loan is presently on accrual status;

(t) The terms of each Loan have not previously been renegotiated as a result of a prior deterioration of the respective Borrower’s financial condition;

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(u) Lead Lender is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause it to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control and any other applicable anti-money laundering statute, rule or regulation;

(v) Lead Lender has implemented an anti-money laundering program that contains adequate and appropriate customer identification program (“CIP”) procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respect of Section 352 of the Patriot Act and the regulations thereunder; and

(w) Lead Lender has made available to Participant copies of all relevant credit and other information currently in possession of Lead Lender that was used by the Lead Lender as a basis for its decision to make the Loans.

Lead Lender makes no representations or warranties to Participant, whether expressed or implied, as to the collectibility of the Loans, the continued solvency of the Borrowers, or the sufficiency or value of the Mortgaged Property or Collateral Security.

5. Documentation. Upon request, Lead Lender will immediately deliver to Participant a copy of Lead Lender’s documentation with any Borrower, and will deliver to Participant copies of all future amendments thereto. Lead Lender shall retain the physical possession of the original Loan Documents, title evidence and certificates of insurance, and Participant shall have the right at any reasonable time, during normal business hours, to inspect and examine the same, as well as the books and records maintained by Lead Lender on account of the Loans. Lead Lender shall not:

(a) be responsible in any manner to Participant for the collectibility of the Loans; or

(b) be under any obligation to Participant to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions thereof on the part of the Borrowers, or for the financial condition of the Borrowers, or the existence or possible existence of any event of default under and as defined by the Loan Documents.

6. Administration.

(a) The Loans shall be held by Lead Lender and dealt with in the name of Lead Lender on behalf of Participant. Lead Lender will service and manage the Loans in the ordinary course of business. Collections and Recoveries received by Lead Lender on behalf of Participant shall be held in trust until distributed in accordance with this Agreement.

(b) Until the principal and interest of each Loan is paid in full, Lead Lender will:

(i) Proceed diligently to collect all payments due under the terms of the Loan Documents;

(ii) Keep a complete, accurate and separate account of and properly apply all sums collected by it from the Borrower on account of each Loan for: principal and interest, taxes, assessments and other public charges, ground rents, hazard insurance premiums, PMI premiums, guaranty fees and FHA insurance premiums due under any applicable FHA insurance contract, each as applicable, and upon request by Participant, furnish Participant with evidence acceptable to Participant of all expenditures for taxes, assessments and other public charges, ground rents, hazard insurance premiums, PMI premiums, guaranty fees and FHA insurance premiums; and

(iii) Promptly pay to the proper parties, with funds received by Borrowers intended for such matters, all taxes and governmental assessments and hazard insurance and, if applicable, mortgage insurance premiums or guaranty fees on any Mortgaged Property.

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7. Consent. Lead Lender shall not, without the prior written consent of Participant:

(a) make or consent to any alteration or amendment of the terms of the Loan Documents or related instruments;

(b) make or consent to any release, substitution or exchange of any collateral securing any of the Loans, including, without limitation, any Collateral Security or Mortgaged Property;

(c) accelerate, except upon default, or postpone any payment of principal or interest, or extend the maturity of any of the Loans;

(d) sell, assign, release or transfer any collateral securing any of the Loans (except upon immediate remittance of Participant of its respective interest therein);

(e) waive, release or discharge any claim upon a Borrower or any guarantor in connection with any of the Loans;

(f) consent to or waive any event of default under any of the Loans;

(g) consent to the reduction of any amount payable under any of the Loans;

(h) consent to any reduction in any fixed interest rate applicable under any of the Loans; or

(i) increase the amount of or reinstate any of the Loans.

8. Default of Borrower. In the event of default by a Borrower in the payment of any installment of principal or interest, Lead Lender shall not be required to remit principal or interest to Participant until collected from Borrower or for Borrower’s account. In the event of the inability of Lead Lender to collect the Loan after exercising reasonable efforts to do so, Lead Lender agrees to give prompt notice to Participant, and the Lead Lender shall take any and all steps required by Participant in the handling of said default from the inception thereof until said default is cured, the Collateral is seized, or the Mortgaged Property is foreclosed. Lead Lender may, but is not obligated, to buy the Mortgaged Property at the foreclosure sale, or to accept a deed in lieu of foreclosure, and to manage any Mortgaged Property acquired in liquidation and to maintain it, provided that Lead Lender may not both reject a deed in lieu of foreclosure and decline to bid for the Mortgaged Property at foreclosure sale without first obtaining the written consent of Participant. Lead Lender and Participant shall share ratably in the income and expense incurred in payment of taxes, insurance premiums, waste prevention, repairs, maintenance, foreclosure, collection fees and costs, attorneys’ fees and other similar expenses. Participant agrees to pay promptly its proportion of any such necessary expenses. Lead Lender shall not improve, sell or dispose of any Collateral Security or Mortgaged Property so acquired without written approval of Participant.

9. Not Partners. It is agreed that Lead Lender and Participant are not partners or joint venturers, and that Lead Lender is not to act as agent for the Participant, but is to act in all matters hereunder for the Participant as an independent contractor with duties as defined herein in administering the Loans.

10. Liability. Lead Lender shall exercise the same degree of care and discretion in servicing the Loan and in collecting payments as the Lead Lender ordinarily exercises in the servicing of loans and the collection of payments solely for its own account. Lead Lender does not assume and shall have no responsibility or liability, express or implied, for the collectibility of the Loans, or the financial condition of Borrower or any obligor, or the collateral or any credit or other information furnished by Lead Lender to Participant, except as represented in Section 4 hereof.

Each party hereto agrees to indemnify and hold the other harmless from and against the other’s share of any and all loss, cost, liability, damages, penalties, actions, suits and expenses (including reasonable attorneys’ fees and other legal expenses) which may be imposed upon, asserted against, paid or incurred by such

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party at any time or from time to time in connection with the prosecution or defense of any suit relating to or arising out of the Loan Documents or any default by the other party under this Agreement.

If Participant shall default in or otherwise fail to meet its obligations under this Agreement, including without limitation its obligation to advance funds to Lead Lender, all of Participant’s rights under this Agreement shall be suspended for so long as Participant is in default. Participant’s obligations to Lead Lender under this paragraph shall extend to Lead Lender’s being held liable to Borrower or any third party for breach of any duty or obligation, either express or implied, in contract or otherwise. If the indemnity provided by this Agreement for any purpose shall become impaired, Lead Lender may call for additional indemnity and may cease to perform the acts with respect to which the indemnity is impaired until such additional indemnity is received. All indemnification obligations of Participant to Lead Lender pursuant to this Agreement shall survive the termination or expiration of this Agreement or Lead Lender’s purchase of Participant’s participating interest. Notwithstanding any provision herein to the contrary, Participant shall have no obligation hereunder to indemnify Lead Lender for any liability resulting, in whole or in part, from Lead Lender’s gross negligence or willful misconduct.

If Lead Lender shall default in or otherwise fail to meet its obligations under this Agreement, or if any proceeding is commenced that involves the dissolution, termination of existence, insolvency, or business failure of Lead Lender, or the appointment of a receiver of any part of the property of Lead lender, or the assignment for the benefit of creditors of Lead Lender, or if any proceeding is commenced under any bankruptcy or insolvency law, State or Federal, by or against Lead Lender, Participant shall have the right to notify each or any Borrower or any entity liable for payment of any Loan in whole or in part of Participant’s participation interest in the Loan and to demand and receive payment from them to the extent of Participant’s participation interest in the Loan, and Lead Lender shall, at the option and upon demand of Participant, assign and deliver to Participant, or its designee, all original Loan Documents held by Lead Lender. After any such assignment, all matters relating to the Loan, the security therefore and the Loan Documents shall be determined in the sole discretion of Participant, or its designee, with the same force and effect as if Participant owned the entire Loan.

Neither Lead Lender nor any of its shareholders, directors, officers, employees or agents shall be liable to Participant for any obligation, undertaking or error of judgment of a Borrower, any guarantor or any other person, or for any error of judgment or any action taken or omitted to be taken by Lead Lender, or be bound to ascertain or inquire as to the performance or observance of any term of any Loan Document, except that Lead Lender shall be liable for its own gross negligence and willful misconduct. Without limiting the generality of the foregoing, Lead Lender:

(a) may consult with legal counsel, accountants, financial advisers and other consultants and experts selected by Lead Lender and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel and advisers;

(b) shall incur no liability under or in respect of any such agreement, document or collateral by acting upon any notice by telephone or otherwise, or writing (including telex and telegraphic communication) believed by Lead Lender in good faith to be signed or sent by the proper party or person;

(c) makes no warranty or representation and shall not be responsible for any warranty or representation made in or in connection with any Loan Document, or for the financial condition of any Borrower, any guarantor or any other person, or for the value of any collateral or for the observance or performance of any obligations of any Borrower or any other person or entity, except for such representations and warranties made expressly herein; and

(d) makes no warranty or representation with respect to and shall not be responsible for the collectibility of any of the Loans.

11. Other Transactions Between Lead Lender and Borrowers. Lead Lender may accept deposits from, lend money to, act as trustee under indentures for, and generally engage in any kind of business with any Borrower, any guarantor, and their respective subsidiaries, owners, partners and affiliates if any, (collectively, “Borrower’s Affiliates”) and any person who may do business with or own interests in any of them. Participant shall have no interest in any property taken as security for any other loans or any credits extended to Borrower or any of Borrower’s Affiliates by Lead Lender other than pursuant to the Loans which are the subject of this Agreement.

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12. Other Provisions.

(a) The Participant does hereby warrant and represent to the Lead Lender that the Participation Share purchased by the Participant hereunder has been purchased for its own account, for investment purposes in the ordinary course of its commercial banking business. Accordingly, the Participant shall not sell, pledge, assign or otherwise transfer, alienate or encumber all or any portion of its Participation Share or any of its rights or obligations under this Agreement without the prior written consent of the Lead Lender, which consent will not be unreasonably withheld or delayed. In the event the Participant receives a bona fide offer to purchase all or a portion of the Participant’s Participation Share prior to Participant’s acceptance thereof, Lead Lender shall have the right of first refusal to repurchase the Participant’s Participation Share (or the amount of the Participant’s Participation Share which is the subject of said offer) at the same terms and conditions as such offer. In the event Lead Lender does not exercise its right of first refusal within ten (10) days, then Participant shall have the option, in its discretion, to accept the third party offer. Notwithstanding the foregoing, the Participant shall be entitled to assign all of its right, title and interest to an affiliated entity, provided that the Participant continues to be obligated to perform its obligations hereunder and that any transferee takes such Participation Share subject to the rights of Lead Lender established herein.

(b) Lead Lender shall not pledge, assign, sub-participate, or otherwise transfer, its rights under this Agreement, any Collateral Security, Mortgaged Property, or any portion of the Loans without procuring in advance the written consent of the Participant, which consent may be withheld in Participant’s discretion.

(c) Nothing herein contained shall confer upon either party hereto any interest in or subject either party to any liability for, the assets or liabilities of the other, except only as to the Loans.

(d) All notices shall be in writing and mailed to the respective parties at the addresses designated by the parties from time to time.

(e) The Lead Lender agrees that the proceeds of any Collateral Security or Mortgaged Property shall be applied first to the payment of the related Loan. Any excess proceeds may be applied by the Lead Lender to the payment of any other and/or additional loans then owing to the Lead Lender that may be indirectly secured by such Collateral Security or Mortgaged Property as a result of the inclusion of “cross collateralization” provisions in the Loan Documents executed in connection with the Loans or the other loans. Furthermore, Lead Lender will exercise all rights of set off first to the payment of the Loans.

13. Additional Obligations of Lead Lender.

(a) The Lead Lender shall promptly notify the Participant should the Lead Lender learn or have any knowledge of the following:

(i) any change in the financial condition of any Borrower, or any co-maker, guarantor or endorser under any of the Loans, which may have a material adverse affect upon continuation of payments under any of the Loans or any of the Loans’ ultimate collectibility;

(ii) any material change in the value of any Collateral Security or Mortgaged Property;

(iii) any change in lien status affecting any Collateral Security or Mortgaged Property;

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(iv) any request by a Borrower, or by any co-maker, guarantor or surety under any of the Loans, for the release, substitution or exchange of any Collateral Security or Mortgaged Property;

(v) any request by a Borrower, or by any co-maker, guarantor or endorser under any of the Loans, for the release of any personal obligations of any such party under the Loan;

(vi) any request by the Lead Lender for any change in the terms and conditions of any Loan, or in the terms of any Loan Document;

(vii) any request by the Lead Lender for substitution or exchange of any Collateral Security or Mortgaged Property or for additional collateral;

(viii) any failure by a Borrower to pay principal and/or interest payments under any Loan when due; and/or

(ix) the occurrence of any other event, which with the passage of time and/or failure to cure, would constitute an event of default under a Loan or under any Loan Document.

(b) As long as the Participant continues to have an ownership interest in any of the Loans, the Lead Lender agrees to provide the Participant, upon request, with complete and current credit related and other information concerning any Borrower, any Loan, Collateral Security, or Mortgaged Property, including without limitation, copies of:

(i) the records of the Lead Lender reflecting the amounts and dates of receipt of principal and interest payments under the Loan;

(ii) any information and/or documents in possession of the Lead Lender applicable to the existence, value and lien status of the Collateral Security or Mortgaged Property;

(iii) any additional factual information and/or documents in possession of the Lead Lender bearing upon the continuing creditworthiness of the Borrower.

(c) Upon request of Participant, Lead Lender will provide a certification to Participant that it has implemented its anti-money laundering program and that it or its agent has performed or will perform all material aspects of its CIP procedures with respect to each of the Borrowers.

(d) The Lead Lender agrees to notify in writing the Anti-Money Laundering Compliance Officer of the Participant if it becomes aware of any suspicious activity or pattern of activity by the Borrower that may require further review to determine whether it is suspicious in connection with the Participant, provided that the Participant has previously provided the required notice to the Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) to engage in the sharing of information with other financial institutions or associations of financial institutions regarding individuals, entities, organizations, and countries, as permitted by subsection 314(b) of the Patriot Act and the implementing regulations, 31 CFR 103.110.

14. Interpretation of Agreement. This document contains the entire agreement between the parties hereto relative to the participation of the Loans and cannot be modified in any respect except by an agreement in writing signed by both parties. The invalidity of any portion of this Agreement shall in no way affect the balance thereof. This Agreement shall remain in effect so long as the Loans remain outstanding. The provisions of this Agreement shall be binding upon and inure to the benefit of Lead Lender and Participant.

15. Governing Law. It is agreed that the laws of the Commonwealth of Pennsylvania shall be applicable to the interpretation of this Agreement and to any right or liability arising hereunder.

[signature page follows]

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IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized the day and year first above written.

LEAD LENDER:

FIRST NATIONAL BANK OF CHESTER COUNTY

By:
Name:	James M. Deitch
Title:	Chief Operating Officer

PARTICIPANT:

GRAYSTONE TOWER BANK

By:
Name:
Title:

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EXHIBIT A

LOANS IN WHICH PARTICIPANT IS

PURCHASING A 100% PARTICIPATION INTEREST

[ATTACHED]

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EXHIBIT B

PARTICIPATION CERTIFICATE

This Certificate evidences the 100% participation of Graystone Tower Bank (“Participant”) in the loans to the borrowers identified on Schedule A attached hereto (the “Loans”) in the aggregate amount of                  Dollars and 0/100 ($        ). To date, all Loans have closed and the Borrowers have drawn                  Dollars and 00/100 ($        ) against the Loans and Participant has paid                  Dollars and 00/100 ($        ) in consideration of the purchase price less the agreed upon discount, as described in the Participation Agreement between Participant and Lead Lender dated December     , 2009 (the “Participation Agreement”).

Interest payable to Participant with respect to each of the Loans is at the rate set forth in Schedule A, payable from the date payment is received by the undersigned, subject to rate adjustment between Lead Lender and Borrower, as provided in the Loan Documents.

This Certificate and the rights of Participant in the Loans are subject to the terms of the Participation Agreement. The Agreement places restrictions upon the transfer and assignment of Participant’s interest in the Loans.

LEAD LENDER:

FIRST NATIONAL BANK OF CHESTER COUNTY

By:
Name:	James M. Deitch
Title:	Chief Operating Officer

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EXHIBIT D – EXCHANGE RATIO ADJUSTMENT

FIRST CHESTER DELINQUENT LOANS* as of the last business day of the month prior to the Closing Date	EXCHANGE RATIO
Less than or equal to $35.0 million	0.464
Greater than $35.0 million, less than or equal to $55.0 million	0.453
Greater than $55.0 million, less than or equal to $60.0 million	0.420
Greater than $60.0 million, less than or equal to $65.0 million	0.388
Greater than $65.0 million, less than or equal to $70.0 million	0.356
Greater than $70.0 million, less than or equal to $75.0 million	0.323
Greater than $75.0 million, less than or equal to $80.0 million	0.291
Greater than $80.0 million, less than or equal to $85.0 million	0.259
Greater than $80.0 million, less than or equal to $90.0 million	0.237

*	As defined in the Agreement

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EXHIBIT E – FORM OF EMPLOYMENT AGREEMENT WITH JOHN A. FEATHERMAN, III

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 27th day of December, 2009, by and among JOHN A. FEATHERMAN, III (“Executive”) and FIRST NATIONAL BANK OF CHESTER COUNTY, a national banking association having its principal office in West Chester, Pennsylvania (“FNB”), TOWER BANCORP, INC., a Pennsylvania corporation having its principal office in Harrisburg, Pennsylvania (“Tower”), and FIRST CHESTER COUNTY CORPORATION, a Pennsylvania corporation having its principal office in West Chester, Pennsylvania (“First Chester”).

WITNESSETH THAT:

WHEREAS, FNB is a wholly-owned subsidiary of First Chester;

WHEREAS, the Executive, First Chester and FNB are parties to that certain Executive Employment Agreement dated as of June 27, 2008, as amended on December 23, 2008 (as amended, the “2008 Agreement”), pursuant to which the Executive serves as Chairman and Chief Executive Officer of First Chester and FNB, and pursuant to which the Executive is entitled to certain benefits and compensation following a termination of employment subsequent to a change of control of FNB or First Chester;

WHEREAS, Tower and First Chester are parties to that certain Agreement and Plan of Merger dated as of December 27, 2009 (the “Merger Agreement”) pursuant to which First Chester will merge with and into Tower, with Tower as the surviving corporation (the “Merger”);

WHEREAS, the Merger will constitute a change of control of First Chester under the 2008 Agreement;

WHEREAS, the Executive, First Chester, FNB and Tower desire to terminate the 2008 Agreement upon the effective date of the Merger and employ the Executive as Chairman and Chief Executive Officer of FNB and as Vice Chairman of Tower following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2008 Agreement upon the effective date of the Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Employment Responsibilities and Duties.

(a) Tower and FNB hereby agree to employ Executive and Executive hereby agrees to serve as Chairman and Chief Executive Officer of FNB and as Vice Chairman of Tower. The Executive shall report directly to the President and Chief Executive Officer of Tower.

(b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which First Chester or any of its subsidiaries has been a party prior to the date of this Agreement and the expansion of the customer relationships of FNB subsequent to the date of this Agreement. During the Employment Period, Executive shall not, without the prior written consent of the Board of Directors of Tower, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than FNB or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of Section 7 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written

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permission of the Board of Directors of Tower, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

2. Term of Employment.

(a) Employment Period. The term of Executive’s employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the “Commencement Date”), and continuing for a three (3) year period (the “Employment Period”); provided, however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the “Renewal Date”) for a period ending three (3) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”,) for a period ending three (3) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

(b) Termination for Cause. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement may be terminated by Tower or FNB for Cause (as defined herein) upon written notice from the Board of Directors of Tower to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii) Executive’s willful continuing failure to follow the lawful instructions of the Board of Directors of Tower or FNB (which instructions must be consistent with the terms of this Agreement), other than a failure resulting from Executive’s incapacity because of physical or mental illness, continuing for a period of at least thirty (30) days after the Executive’s receipt of written notice of such failure and Executive’s failure to cure or correct such conduct within such thirty (30) day period, as determined by the Board of Directors of Tower or FNB in its sole and absolute discretion; provided, however, that Tower or FNB may immediately terminate this Agreement for Cause in the event that the Board of Directors of either Tower or FNB determines, in its sole and absolute discretion, that Executive’s conduct has caused significant or irreparable harm to Tower or FNB; or

(iii) A government regulatory agency recommends or orders in writing that Tower or FNB terminate the employment of Executive with Tower or FNB or relieve him of his duties as such relate to Tower or FNB.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) FNB shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

(ii) FNB shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of Tower and FNB then in effect.

(c) Termination for Good Reason or No Reason. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s termination of employment for Good Reason. The term “Good Reason” shall mean (i) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when

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such reduction has been implemented generally by the Board of Directors of Tower for Tower’s senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than twenty-five (25) miles from FNB’s principal executive office on the date of this Agreement, or (iii) any other material breach or default by Tower or FNB under any term or provision of this Agreement, including any reduction, in any material respect and without Executive’s consent, of the authority, duties or other terms and conditions of Executive’s employment hereunder, in all cases after notice from the Executive to Tower at any time within thirty (30) days after the initial existence of any such condition set forth in Section 2(c)(i)-(iii) above. In addition, the Executive shall have the right to to terminate this Agreement upon thirty (30) days notice to Tower for any reason not set forth in Section 2(c)(i)-(iii) above; however, such resignation shall not constitute termination for “Good Reason.”

(d) Death. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) FNB shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) FNB shall provide to Executive’s dependents any benefits due under FNB’s employee benefit plans.

(e) Disability. Executive, Tower and FNB agree that if Executive becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then FNB’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, Tower and FNB agree that if, in the judgment of Tower’s Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, Tower and FNB will suffer an undue hardship in continuing the Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under FNB’s benefit plans.

3. Employment Period Compensation, Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, FNB shall pay Executive an Annual Base Salary during the Employment Period at the rate of Three Hundred Sixty-four Thousand One Hundred Nine Dollars ($364,109) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of FNB. The Annual Base Salary shall be reviewed annually by the Board of Directors of FNB and the Board may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 3(a) to reflect the increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of Tower and FNB under the Executive’s leadership.

(b) Bonus. Executive shall be entitled to receive annual performance bonuses in accordance with any incentive bonus programs as in effect from time to time during the Employment Period under such terms as may be applicable to officers of Executive’s rank employed by Tower or its affiliates. The payment of any such bonuses will not reduce or otherwise affect any other obligation of FNB to the Executive provided for in this Agreement.

(c) Paid Time Off. During the term of this Agreement, Executive shall be entitled to paid time off in accordance with the policies of Tower as in effect from time to time as may be applicable to officers of Executive’s rank employed by Tower or its affiliates; provided that Executive shall be entitled to no less than six (6) weeks under Tower’s paid time off program.

(d) Automobile. During the term of this Agreement, FNB shall provide the Executive with exclusive use of an automobile mutually agreed upon by Executive and Tower. FNB shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel or oil.

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(e) Country Club Membership Fees. FNB shall pay for Executive’s membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within FNB’s market area as mutually agreed upon by Tower and Executive.

(f) Stock Based Incentives. During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by Tower’s Board of Directors under the Tower’s stock based incentive plans and as are consistent with the Executive’s responsibilities and performance.

(g) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at FNB, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

(h) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of FNB for its executive officers.

4. Termination of Employment Following Change of Control of Tower.

(a) If a Change of Control of Tower (as defined in Section 5(b) of this Agreement) shall occur at any time during the Employment Period and if Tower shall for any reason terminate Executive’s employment during the Employment Period, other than for “Cause”, within two (2) years following the Change of Control or if Executive terminates his employment for “Good Reason” as defined in Section 2(c) by delivering a notice in writing (the “Notice of Termination”) to Tower within thirty (30) days following the Change of Control, which termination shall be effective immediately upon delivery of such Notice of Termination, then Executive shall be entitled to the payments and benefits set forth in Section 5 below.

(b) As used in this Agreement, “Change of Control” of Tower shall mean the occurrence of a “change in the ownership or effective control” of Tower as determined under the terms of Treasury Regulations, Section 1.409A-3(i)(5), as in effect from time to time.

5. Rights in Event of Change in Control of Tower.

(a) In the event that Executive is entitled to payment pursuant to Section 4(a) above as a result of a termination following a Change of Control or termination for “Good Reason,” Executive shall be entitled to receive the compensation and benefits set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to 2.99 times the sum of (1) the highest Annual Base Salary as defined in Section 3(a) during the immediately preceding three calendar years and (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination; provided, however, that in calculating the foregoing payment, the $295,888.00 in cash payments made to Executive in 2009 pursuant to the First Chester and/or FNB 2009 Annual Incentive Plan and 2009 Long Term Executive Incentive Plan shall be excluded.

(ii) In addition, for a period of thirty-six (36) months from the date of termination of employment, Executive shall be permitted to continue participation in and Tower shall maintain the same level of contribution for Executive’s participation in Tower’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Tower is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

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(b) Should the total of all amounts or benefits payable under this Agreement, together with any other payments which Executive has a right to receive under this Agreement or otherwise from Tower, FNB, any affiliates or subsidiaries of Tower or FNB, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision. Tower or FNB (or their successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Tower’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Tower’s independent accountants; provided however, that any payments to be made under this Section 5(b) shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

6. Rights in Event of Termination of Employment Absent Change in Control of Tower. If Executive’s employment is involuntarily terminated by Tower or FNB without Cause, or Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(c) and a Change in Control of Tower has not occurred, then Tower shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to the remainder of amounts that would otherwise be payable to Executive through the then remaining term of this Agreement paid as if the remaining unexpired term (or remaining Employment Period) was three (3) years. The amount shall be subject to federal, state and local tax withholdings. In addition, Executive shall be permitted to continue participation in, and Tower shall maintain the same level of contribution for, Executive’s participation in Tower’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment through the then remaining term of the Agreement as if the remaining unexpired term (or remaining Employment Period) was three (3) years or, if Tower cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement computed as if the remaining unexpired term (or remaining Employment Period) was three (3) years. In addition, if the Executive’s employment is terminated by Executive absent a Change in Control and absent Good Reason, then Executive shall be entitled to the payments and benefits provided for under this Section 6 as if the Executive had resigned for Good Reason but with all relevant time periods being computed with reference to the actual remaining unexpired term (or remaining Employment Period) rather than the fixed three (3) year period provided herein.

7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Tower and FNB and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by Tower, FNB or any of their subsidiaries), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Tower, FNB or any of their subsidiaries are engaged during the term of Executive’s employment, in Chester County, Pennsylvania;

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(ii) solicit, directly or indirectly, current or former customers of Tower, FNB or any of their subsidiaries to divert their business from Tower, FNB or any of their subsidiaries; or

(iii) solicit, directly or indirectly, any person who is employed by Tower, FNB or any of their subsidiaries to leave the employ of Tower, FNB or any of their subsidiaries.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for Tower, FNB and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive’s employment; provided, however, that the provisions of this Section 7 shall be null and void in the event that Executive terminates this Agreement for “Good Reason” or Executive’s employment is involuntarily terminated by Tower or FNB without “Cause” or following a Change of Control. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 7 and Tower or FNB must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Executive hereby agrees that the provisions of this Section 7 are fully assignable by Tower and FNB to any successor. Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding his termination of employment.

(e) The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to Tower and FNB for which it shall have no meaningful remedy at law, and Tower and FNB shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, Tower and FNB shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, Tower and FNB shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from Tower and FNB by Executive. Further, Tower and FNB shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	John A. Featherman, III
P.O. Box 3087
West Chester, PA 19381

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If to Tower or FNB:	Tower Bancorp, Inc.
112 Market Street
Harrisburg, PA 17101
Attn: Carl D. Lundblad, General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successors and Parties in Interest.

(a) This Agreement shall be binding upon and shall inure to the benefit of FNB and Tower and their successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of FNB or Tower. Without limitation of the foregoing, FNB and Tower shall require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by FNB and Tower. Failure to obtain such assumption and agreement shall serve as Good Reason for termination under Section 2(c).

(b) This Agreement is binding upon and shall insure to the benefit of Executive, his heirs and personal representatives.

10. Mitigation and Setoff.

(a) Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 5 or 6 above by seeking employment or otherwise, and FNB and Tower shall not be entitled to setoff against the amount of any payment or benefit provided for in Sections 5 or 6 above by any amounts earned by Executive in other employment.

(b) FNB and Tower hereby waive any and all rights to setoff in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Sections 5 or 6 above.

11. Severability. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

13. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce the Executive’s rights hereunder following a Change of Control of Tower, the Executive shall be entitled to recover all such attorney’s fees, costs and disbursements reasonably incurred by him in connection with any such suit brought by him.

14. Payment of Money Due Deceased Executive. In the event of Executive’s death, any monies or benefits that may be due him from Tower or FNB under this Agreement as of the date of death or thereafter shall be paid to the person designated by him in writing for this purpose, or, in the absence of any such designation, to his estate.

15. Limitation of Damages for Breach of Agreement. In the event of a breach of this Agreement by either Tower, FNB or Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.

16. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event that any party shall institute any suit or other legal proceeding,

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whether at law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction.

17. Entire Agreement. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to employment of Executive and/or payments after a Change of Control, including but not limited to the 2008 Agreement, by and among Executive, First Chester and FNB, and this Agreement contains all of the covenants and agreements between the parties with respect to same.

19. Rights under Other Plans. This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his discharge or resignation under any employee benefit plan of Tower or FNB then in effect.

20. Independent Representation. The provisions of this Agreement and their legal effect have been fully explained to the parties by their respective, independent counsel. Each party acknowledges that he/it has received independent legal advice and that each fully understands the facts and has been fully informed as to his/its legal rights and obligations. Each party accepts this Agreement as fair and equitable, and that it is being entered into freely and voluntarily, after having received such advice and with such knowledge.

21. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Tower and FNB or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of Tower and FNB or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of Tower and FNB, any material confidential information obtained by him while in the employ Tower and FNB with respect to any of Tower and FNB’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Tower and FNB; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Tower and FNB or any information that much be disclosed as required by law.

22. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Tower. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

23. Assignment and Counterparts. This Agreement shall not be assignable by any party, except by FNB and Tower to any successor in interest to its business. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

24. Arbitration. Tower, FNB and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules’). Tower, FNB or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Tower, FNB and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper

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jurisdiction. Following written notice of a request for arbitration, Tower, FNB and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

25. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26. 409A Safe Harbor. The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”) or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Tower or FNB be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Tower, FNB and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amount due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

27. Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under Sections 5 or 6, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Chief Executive Officer

ATTEST:	FIRST NATIONAL BANK OF CHESTER COUNTY

/s/ Sheryl Vittitoe	By:	/s/ James M. Deitch
Chief Financial Officer		Chief Operating Officer

WITNESS:	EXECUTIVE

/s/ Sheryl Vittitoe	/s/ John A. Featherman

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ Sheryl Vittitoe	By:	/s/ James M. Deitch
Chief Financial Officer		Chief Operating Officer

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